Exhibit 2.1

Asset Purchase Agreement

regarding the

Metal Production Operations

dated September 3, 2026

between

(1)	OSRAM GmbH, Marcel-Breuer-Straße 4, 80807 Munich, Germany, registered with the commercial register of the local court of Munich under number HRB 201526,

– “Seller” –

(2)	Elmet Technologies LLC, 1560 Lisbon Street, Lewiston, Maine USA, registered with the State of Maine under number 20152419DC,

– “Purchaser” –

– Seller and Purchaser individually a “Party” and together the “Parties” –.

Preamble
1.	Sale and Purchase of Assets	2
2.	Assumed Agreements and Business Relationships	4
3.	Assumed Liabilities	6
4.	Transfer of Employees; Pensions	7
5.	Governmental Permits, Certificates and Authorizations	15
6.	IT and Data separation	16
7.	Closing Date	17
8.	Purchase Price	23
9.	Vendor Loan	27
10.	VAT and other Tax Liabilities	27
11.	Representations of Seller	31
12.	Representations of Purchaser	33
13.	Conduct of Business until Closing Date	33
14.	Seller’s Liability	34
15.	Certain Agreements	36
16.	Cooperation; Access to Information and Resources between Signing and Closing	36
17.	Notices/Miscellaneous	38

i

Exhibits

Exhibit (D): Overview factory floor space
Exhibit 1.1.1: Location plan
Exhibit 1.1.1(a): Assets
Exhibit 1.1.1(b): Inventories
Exhibit 2.1: Assumed Agreements
Exhibit 3.1: Assumed Liabilities
Exhibit 3.2.1: Excluded Purchase Orders
Exhibit 4.2: Employee Reduction Process
Exhibit 4.4.1: Business Employees
Exhibit 4.9: Social plan
Exhibit 4.11.1: Retirement Benefit Plans
Exhibit 4.11.2: Actuarial Assumptions and Methods
Exhibit 7.6.2: Draft Equity Commitment Letter
Exhibit 7.6.3: Transfer and assumption agreement
Exhibit 7.7: Closing Confirmation
Exhibit 8.1: Working Capital
Exhibit 8.4: Preliminary Purchase Price Statement
Exhibit 8.6(i): Abstract Example Effective Date Balance Sheet
Exhibit 8.6(ii): Effective Date Statement
Exhibit 8.8.1: Applicable Accounting Principles
Exhibit 11.1.3: Disclosure schedule assets and inventories
Exhibit 11.1.9: Material collective employment agreements
Exhibit 11.1.10: Disputes
Exhibit 11.2: Knowledge Party
Exhibit 14.3: Data Room Index
Exhibit 15a): Framework contract manufacturing agreement
Exhibit 15b): Project agreements
Exhibit 15c): Lease agreement
Exhibit 15d): Transitional services agreement

ii

Definitions

Acquisition Company	27	Purchase Price	29
Additional Employees	14	Non-PSV-Protected Portion	18
Agreement	6	Objecting Employee	15
ams OSRAM Group Companies	6	Parties	0
ams OSRAM Group Company	6	Party	0
Applicable Accounting Principles	32	Permits	21
Assumed Agreements	10	Pre-Closing Tax Liabilities	35
Assumed Liabilities	11	Preliminary Effective Date Balance Sheet	30
Business	6	Preliminary Purchase Price	30
Business Days	9	Premises	6
Business Employees	13	Purchaser	0
Closing	22	Purchaser CTA	18
Closing Actions	26	Purchaser Trustee	18
Closing Condition	22	Purchaser's Account	30
Closing Conditions	22	Purchaser's Claim	41
Closing Confirmation	27	Relevant Accounting Principles	33
Closing Date	26	Reorganization	12
CTA Plans	18	Representations	37
Cut-Off Date	41	Restructuring Prepayment Amount	13
Data Room	41	Retirement Benefit Plans	17
Data Room Index	42	Retirement Benefits	17
DBO Pension Amount	17	Scheduled Closing Date	26
Effective Date	26	Seller	0
Effective Date Balance Sheet	31	Seller CTA	18
Effective Date Statement	31	Seller's Account	30
Employee Reduction	13	Seller's Best Knowledge	39
Employee Reduction Date	13	Signing Date	9
Excluded Agreements	10	Sold Assets	7
Excluded Assets	8	Specific Accounting Principles	33
Excluded Liabilities	11	Surviving Provisions	29
Excluded Operations	6	Tax Clearance Certificate	36
Expert	7	Transfer Regulations	14
Final Purchase Price	30	Transferred Employees	14
IBR	7	Transferring Pension Assets	18
IFRS	32	Transferring Pension Liabilities	17
IT Environment	22	Vendor Loan Amount	33
Key Employees	38	Working Capital	29
Material Adverse Change	24	Works Council Agreement	24
Metal Production Operations	6	Wrong-Box Item	9

iii

Preamble

(A)	Seller is a member of the ams OSRAM group of companies (together the “ams OSRAM Group Companies” and each an “ams OSRAM Group Company”), a multinational group listed on the SIX Swiss Exchange and one of the global leaders in innovative light and sensor solutions.

(B)	Seller develops, manufactures, and distributes, inter alia, lighting products, photonic solutions and related products, including metal pre-products. Through its metal pre-material production division located in Schwabmünchen, Germany, Seller manufactures and distributes, inter alia, metal pre-materials and metal products from tungsten and molybdenum metals required for various forms of lighting solutions, such as metal powders, rods, heavy wire, fine wire, electrodes and other formed parts (the “Metal Production Operations”). Following a strategic analysis of its business, Seller has decided to divest the Metal Production Operations.

(C)	In addition to the Metal Production Operations, at the Schwabmünchen site, Seller is also engaged in the production of chemicals (such as luminescent material (including phosphors), emitters, getters and cement) (the “Excluded Operations”).

(D)	Seller currently conducts the Metal Production Operations (as well as the Excluded Operations) in Germany from its own offices and manufacturing facilities located at Mittelstetter Weg 2, 86830 Schwabmünchen, Germany (the “Premises”). An overview of the factory floor space of the Premises is attached hereto as Exhibit (D).

(E)	Purchaser is an affiliate of The Elmet Group Co., a Delaware corporation with registered address at 2 Portland Fish Pier, Portland, Maine 04101, USA, one of North America’s leading fully integrated producers of tungsten and molybdenum products.

(F)	Purchaser wishes, presumably through the Acquisition Company (as defined below and as the case may be) to be determined by it, to acquire the assets and assume the liabilities and contractual relationships pertaining to the Metal Production Operations, as provided for in this agreement (the “Agreement”). Only such assets, liabilities and contractual relationships shall pertain to the Metal Production Operations for purposes of this Agreement which are exclusively purchased, used, entered into or otherwise exclusively pertaining to the Metal Production Operations. Excluded from the sale and purchase are such assets, liabilities and contractual relationships not exclusively pertaining to the Metal Production Operations and those as defined as Excluded Assets, Excluded Agreements and Excluded Liabilities below. The Metal Production Operations as a business unit so described, excluding those assets, liabilities and contractual relationships that do not relate exclusively to the Metal Production Operations and excluding such Excluded Assets, Excluded Agreements and Excluded Liabilities is referred to as the “Business”. Purchaser wishes to continue the Business in the same or a similar way as it is currently conducted by Seller, subject to certain employee-related restructuring measures as further set out herein.

(G)	The Purchaser has prepared a business plan relating to the Business covering the time period until 31 December 2028 and will retain Baker Tilly GmbH & Co. KG Wirtschaftsprüfungsgesellschaft (the “Expert”) as an independent expert to conduct an independent business review as of the Closing Date (the “IBR”) in relation to the Business. In the IBR, the Expert shall confirm that based on the business plan of the Purchaser, the Business (as continued by the Purchaser or the Acquisition Company, as the case may be) would neither be illiquid (zahlungsunfähig) pursuant to Section 17 of the German Insolvency Code (InsO), nor imminently illiquid (drohend zahlungsunfähig) pursuant to Section 18 InsO or over-indebted (überschuldet) pursuant to Section 19 InsO and that, instead, the Business (as continued by the Purchaser or the Acquisition Company, as the case may be) would maintain a going concern (positive Fortführungsprognose) during the entire planning period. The draft IBR contains certain financing elements required for the going concern, which the Purchaser is willing to provide.

(H)	As Purchaser intends to continue and develop the Business, the Parties wish to enter into a framework contract manufacturing agreement and related agreements to govern the Parties’ future business relation after the Closing Date (as defined below).

Now, therefore, the Parties agree as follows:

1.	Sale and Purchase of Assets

1.1.	Sold Assets

1.1.1.	Subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing, Seller hereby sells, and Purchaser hereby purchases the following assets, which exclusively pertain to the Business on the Effective Date (as defined below) and which (in relation to the assets and inventories set out in clause 1.1.1(a) and clause 1.1.1(b)) are located at the Premises in the areas encircled in blue in the location plan enclosed as Exhibit 1.1.1 (the “Sold Assets”):

(a)	all tangible fixed assets pertaining exclusively to the Business and the benefit of payment on account (Anzahlungen) made in respect thereof, including plants, machinery (including integrated software programs as well as tooling (Produktionshilfsmittel), technical and other equipment as well as office furniture and fixtures (Betriebs- und Geschäftsausstattung), if and to the extent physically existing at the Premises on the Effective Date or in transit to be received by or delivered to the Seller including, without limitation, those listed in Exhibit 1.1.1(a);

(b)	the listed inventories pertaining exclusively to the Business (e.g., raw materials, works in progress, finished products and merchandise) and the benefit of payment on account (Anzahlungen) made in respect thereof as specified in Exhibit 1.1.1(b), if and to the extent physically existing at the Premises on the Effective Date or currently in transit to be received by or delivered to the Seller;

(c)	all unregistered technical know-how (if any) pertaining exclusively to the Business;

(d)	all transferable permits, if any, (excluding personal permits) and other governmental authorizations relating exclusively to the Business;

(e)	any securities which serve as collateral for partial retirement benefits, pension benefits or similar employee benefits which transfer is exclusively subject to clause 4.11 below; and

(f)	all available records and documentation (whether in hard copy or computer format) exclusively pertaining to the Sold Assets, except for those records and documentation Seller is legally required to retain, however Seller shall grant access to such documents on Purchaser’s demand in accordance with and subject to clause 16.3.

1.1.2.	Any other assets of Seller not explicitly mentioned in clause 1.1.1 (the “Excluded Assets”) shall be excluded from the sale pursuant to clause 1.1.1, including but not limited to:

(a)	any assets of Seller pertaining to the Excluded Operations or any other of Seller’s divisions or operations;

(b)	cash, balances on accounts and loan receivables from entities affiliated with Seller;

(c)	claims for refunds of taxes, social security contributions and other public charges;

(d)	any assets that are rented, leased or licensed by Seller other than pursuant to any Assumed Agreement;

(e)	all corporate records, records not exclusively pertaining to (i) the Sold Assets, (ii) the Assumed Agreements (as defined below), (iii) the Assumed Liabilities (as defined below) and (iv) the Transferred Employees (as defined below) and (v) any records which Seller is legally required to retain, subject to clause 16.3;

(f)	any rights and claims relating to any Excluded Asset, Excluded Agreement or Excluded Liability (as defined below);

(g)	any patents, trademarks and other registered intellectual property rights;

(h)	any real estate; and

(i)	any and all accounts receivables.

1.1.3.	In the event that any Sold Asset is subject to a retention of title right (Eigentumsvorbehalt) in favor of a supplier, Seller’s expectant right (Anwartschaftsrecht) shall be sold.

1.1.4.	Any rights and claims in connection with the Sold Assets (in particular any warranty and guarantee claims against the former seller or manufacturer of the Sold Assets) against third parties who are not ams OSRAM Group Companies shall also be sold to Purchaser, or the Acquisition Company (as the case may be).

1.2.	Specification of certain Sold Assets (assets and inventories) upon Closing Date:

1.2.1.	The Sold Assets include in any case the assets and inventories specified in the lists attached hereto as Exhibits 1.1.1(a) and 1.1.1(b). All inventories which, during the time period from the date hereof (the “Signing Date”) up to the Effective Date, have been, or will be, sold or otherwise withdrawn from the Business in the ordinary course of business are not sold as part of the Sold Assets.

1.2.2.	Assets which have been, or will be, manufactured, acquired or otherwise received by Seller in respect of the Business during the period from the Signing Date up to the Effective Date as a replacement for, or supplementary to, the assets specified in the assets lists are sold under this Agreement as part of the Sold Assets. Seller shall update the lists of above named assets and inventories in Exhibit 1.1.1(a) and Exhibit 1.1.1(b) five business days (where banks are opened for business in Munich) (“Business Days”) prior to the Closing Date – such lists to be made as of the Closing Date – and submit it to Purchaser.

1.2.3.	If a Party identifies, within twelve months after the Closing Date, any asset, liability, contract or other legal relationship that is owned or held by Seller but was intended, pursuant to the terms of this Agreement, to be transferred to, or be assumed by, the Purchaser (or the Acquisition Company, as the case may be), or was transferred to, or assumed by, the Purchaser (or the Acquisition Company, as the case may be) but was intended to be retained by Seller (each a “Wrong-Box Item”), it shall notify the relevant other Party (and the Acquisition Company, as the case may be) without undue delay. Any such Wrong-Box Item shall be promptly transferred to the relevant other Party (or the Acquisition Company, as the case may be) for no further consideration or compensation. If, after the lapse of the twelve-months period referred to above, any further Wrong-Box Items are identified, no Party shall have any obligations under this clause with respect to such Wrong-Box Items, however Purchaser (or the Acquisition Company, as the case may be) shall have the right for a further and subsequent six-months period after the lapse of the twelve-months period referred to above to buy and acquire such Wrong-Box Item against payment of a consideration based on the book value of such Wrong-Box Item.

2.	Assumed Agreements and Business Relationships

2.1.	Subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing, Purchaser, or the Acquisition Company (as the case may be), shall assume, with effect as of the Effective Date, by way of assumption of contract with full discharge of Seller as the original debtor (im Wege der befreienden Vertragsübernahme), all rights and obligations of Seller under the agreements and business relationships pertaining to the Business as specified in Exhibit 2.1 (“Assumed Agreements”). Any other agreements pertaining to the Business, in particular all agreements between ams OSRAM Group Companies, shall not be assumed by Purchaser (or the Acquisition Company, as the case may be) (“Excluded Agreements”). Seller shall update the list of above-named Assumed Agreements in Exhibit 2.1 (such update to reflect only agreements listed in Exhibit 2.1 that have been terminated, amended or replaced between the Signing Date and the Effective Date) and submit it to Purchaser five Business Days prior to the Closing Date – such list to be made as of the Closing Date – and submit it to Purchaser.

2.2.	Third Party Consents and Cooperation:

2.2.1.	Seller and Purchaser shall, without undue delay from the Signing Date, use their reasonable efforts to obtain the consent of the respective third parties to the assumption of the Assumed Agreements pursuant to clause 2.1. As long as such consent has not been granted, they agree to put each other economically in the same position as if such approval had been obtained as of the Effective Date. Upon request of either Party, the Parties shall, for this purpose, enter into suitable agreements so as to transfer the benefits and costs arising out of the relevant Assumed Agreements to Purchaser.

2.2.2.	If the relevant third party does not grant its consent to the transfer of such agreement within a period of six (6) months after the Closing Date, Seller may upon prior notice to Purchaser terminate the relevant Assumed Agreement at the earliest date available so long as such termination complies with the Assumed Agreement termination terms and conditions. Purchaser shall indemnify and hold harmless (freistellen und ersetzen) Seller (without any right of set-off or withholding or other limitation and subject only to a maximum limitation period of ten (10) years from the date of termination) from all obligations, liabilities, costs and expenses arising out of or in connection with such termination.

2.2.3.	Purchaser (or the Acquisition Company, as the case may be) shall obtain full benefit of all contractual rights, benefits and claims arising out of, or in connection with, the Assumed Agreements, whether arising before, on or after the Effective Date (excluding, for the avoidance of doubt, any Excluded Assets and Excluded Liabilities).

2.2.4.	Purchaser shall be responsible to Seller for any liabilities (excluding, for the avoidance of doubt, any Excluded Liabilities) relating to such Assumed Agreements and, to the extent legally permissible, carry out, perform and complete all the obligations (including contingent obligations) of Seller under, or in relation to, the Assumed Agreements and shall bear its own costs and any expenses, as the case may be, for the performance of such obligations if such costs or expenses are not to be borne by the contractual partner of the relevant Assumed Agreement.

2.2.5.	Purchaser shall indemnify and keep indemnified Seller in respect of any costs, claims, demands, expenses, proceedings, losses and liabilities arising out of and relating to the period from and including the Effective Date resulting from a breach by Purchaser in the performance of any obligations under any Assumed Agreement according to clause 2.2.4 above.

2.3.	Seller shall promptly forward to Purchaser (or the Acquisition Company, as the case may be) all payments and correspondence relating to any Assumed Agreement or Sold Asset and any offers, orders and other communication by customers, suppliers and other business partners of the Business which are received by Seller after the Effective Date. Purchaser, or the Acquisition Company, as the case may be, shall promptly forward to Seller all payments and correspondence relating to any Excluded Agreement or Excluded Asset which are received by Purchaser after the Effective Date. Regarding any former communication and documentation clause 16.3 shall apply analogously.

3.	Assumed Liabilities

3.1.	Except as set forth in clause 3.2 below and subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing, Purchaser, or the Acquisition Company (as the case may be), shall assume, by way of assumption of debt with full discharge of the original debtor (im Wege der befreienden Schuldübernahme), with effect as of the Effective Date, all obligations and liabilities arising in the Business with respect to employee and pension liabilities related to the Transferred Employees (as defined and subject to clause 4.10 and clause 4.11 below) and liabilities arising from Assumed Agreements (including open customer orders placed under Assumed Agreements and statutory warranty claims, if any, arising in connection with Assumed Agreements) after the Effective Date, as specified in Exhibit 3.1 (collectively the “Assumed Liabilities”).

3.2.	The following obligations and liabilities (the “Excluded Liabilities”) shall be excluded from the assumption by Purchaser, or the Acquisition Company (as the case may be), pursuant to clause 3.1:

3.2.1.	the any liabilities relating to the purchase orders listed in Exhibit 3.2.1;

3.2.2.	any obligations or liabilities relating to any Excluded Assets;

3.2.3.	any obligations or liabilities arising from (i) any breaches of contract or (ii) any injury or damage caused by products sold, or by services rendered, by Seller on or prior to the Effective Date (including any obligations and liabilities under product warranties or product liability);

3.2.4.	liabilities for the payment of taxes, social security obligations and other public charges (including any interest, penalties and other charges thereon and additions thereto) (for the avoidance of doubt, except for those specified in Exhibit 3.1);

3.2.5.	any trade accounts payable towards suppliers;

3.2.6.	any liabilities towards employees (including pension liabilities) whose employment contracts are not transferred to Purchaser, or the Acquisition Company (as the case may be), pursuant to clause 4, unless explicitly otherwise provided in this Agreement;

3.2.7.	any obligations or liabilities arising from any failure by Seller, prior to the Effective Date, to comply with any applicable law or regulation, regardless of when such obligations or liabilities arise or are discovered; and

3.2.8.	any obligations or liabilities related to any governmental grant or subsidy to Seller, unless such grant or subsidy was specifically granted in respect of the Business and is transferred to Purchaser.

3.3.	Purchaser shall indemnify and hold harmless Seller from and against all claims of third parties relating to the Assumed Liabilities and reimburse Seller for all reasonable costs and expenses incurred by it in connection therewith. Seller shall indemnify and hold harmless Purchaser, or the Acquisition Company (as the case may be), from and against all claims of third parties relating to the Excluded Liabilities and reimburse Purchaser for all reasonable costs and expenses incurred by it in connection therewith.

4.	Transfer of Employees; Pensions

4.1.	Seller shall take all legally and factually necessary measures, to conduct a separation of operations (Betriebsspaltung) with respect to its Schwabmünchen site that results in an operational separation of the Metal Production Operations and the Business respectively from the Excluded Operations prior to the Effective Date, taking into account any co-determination rights (if so) of competent co-determination bodies. The implementation of this measure described in this clause 4.1 shall be referred to as the “Reorganization”.

4.2.	Exhibit 4.2 contains the relevant process and further criteria which must be complied with by the Seller and the Purchaser regarding the reduction of the headcount of employees operationally assigned to the Metal Production Operations and the Business as of end of December 31, 2027 due to the prospective discontinuation of OSRAM’s demand for metal products.

4.3.	Prior to the Effective Date, Seller shall initiate the legally and factually necessary measures that will lead to a reduction from 157 employees to 120 employees operationally assigned to the Metal Production Operations and the Business as of end of December 31, 2027 (the “Employee Reduction Date”), taking into account any co-determination rights (if so) of competent co-determination bodies (the “Employee Reduction”) . For this purpose, Seller shall, to the extent legally required, (i) duly complete the reconciliation of interests procedure, (ii) conclude a social plan or, if applicable, establish it through the conciliation committee, (iii) implement a voluntary leaver program, if possible, and (iv) duly complete the co-determination consultation procedure with the works council. Costs incurred in the course of these measures as a result of the conclusion of collective and/or works agreements (if any) with the responsible co-determination committees (e.g. social plan, voluntary redundancy programs), are borne by Seller in the fixed amount of EUR 1,000,000 (the “Restructuring Prepayment Amount”). The Restructuring Payment Amount will be taken into account when calculating the Purchase Price (see clause 8.1.4). Purchaser’s approval shall not be required for the conclusion of corresponding collective and/or works agreements (e.g. social plan, voluntary redundancy programs) or the costs associated therewith. However, Seller shall (i) involve Purchaser in due time in the preparation of its negotiation position vis-à-vis the competent employee representative bodies, (ii) keep Purchaser regularly informed of the status and material developments of any co-determination proceedings with the competent employee representative bodies (including negotiations on a reconciliation of interests, social plan or voluntary redundancy programs), and (iii) provide Purchaser without undue delay with copies of any collective and/or works agreements concluded in this context, subject to legal requirements (particularly data protection laws). For the avoidance of doubt: Until end of December 2027, the Seller will continue to have a demand for metal products from the Business. Seller believes that, until such date, the Metal Production Operations should be staffed with a sufficient number of employees in order to properly meet such demand. Against this background, prior to the Effective Date, (i) Seller shall not prepare or initiate any measures leading to a reduction of the Business Employees which would have a material adverse effect on the Metal Production Operations taking effect prior to end of December 2027 and (ii) Purchaser shall not implement any reduction of such Business Employees for operational reasons with effect prior to end of December 2027. The Purchaser’s right to reduce the number of Business Employees through retirement or attrition or to declare terminations of employment relationships of Business Employees for other reasons (personal or misconduct) or for cause remains unaffected.

4.4.	Under this Agreement, the following definitions shall apply:

4.4.1.	“Business Employees” are all such employees of Seller who are assigned to the Business and listed (on an anonymized basis with due respect to the local laws and regulations) in Exhibit 4.4.1 hereto. Further, such employees who are hired for or assigned to the Business in the time between the Signing Date and the Effective Date, e.g. as replacement or for the purpose of filling vacancies, shall be deemed to be Business Employees, provided that the regulations and/or the necessary approvals resulting from the covenants in clause 13 have been complied with and/or have been obtained in advance. Seller shall inform Purchaser without undue delay of any such hiring, providing the relevant position, salary band and qualification profile. Prior to the Effective Date, any information provided to the Purchaser under this Section shall be, however, limited to function-related, non-identifying data; personal data of individual employees or candidates shall only be disclosed following the Effective Date or, where required earlier, in anonymized or pseudonymized form or through a clean team arrangement in accordance with applicable data protection laws. Seller shall take into due account legitimate interests of Purchaser before actual hiring. Seller shall update Exhibit 4.4.1 five Business Days prior to the Closing Date – such list to be made as of the Closing Date – and submit it to Purchaser.

4.4.2.	Employees of Seller that legally effective (rechtskräftig) transfer from Seller to Purchaser, or the Acquisition Company (as the case may be), under the Transfer Regulations (as defined below) shall be referred to as the “Transferred Employees”.

4.4.3.	Employees of Seller who are not Business Employees, but who have asserted the transfer of their employment relationship under the Transfer Regulations (as defined below) and whose transfer to Purchaser, or the Acquisition Company (as the case may be), appears legally plausible, shall be referred to as the “Additional Employees”.

4.5.	The Parties acknowledge and agree that the employment relationships of the Business Employees shall transfer from Seller to Purchaser, or the Acquisition Company (as the case may be), as of the Effective Date by operation of law subject to sec. 613a German Civil Code (the “Transfer Regulations”).

4.6.	Seller and Purchaser, or the Acquisition Company (as the case may be), shall each comply with any mandatory obligations to inform and consult with any employee representative bodies, if applicable, and shall reasonably support each other in complying with the respective procedures, either by providing timely and accurate information at the other Party’s request, or at the request of the Acquisition Company, as the case may be, or by participating in the relevant meetings with the employee representatives if requested by the respective other Party, or the Acquisition Company (as the case may be). This also applies to the Reorganization. In case of a transfer to the Acquisition Company, Purchaser shall procure (dafür einstehen) that the Acquisition Company complies with any mandatory obligations to inform and reasonably supports Seller in complying with the information and consultation procedures.

4.7.	Seller and Purchaser, or the Acquisition Company (as the case may be), shall jointly inform the Business Employees about the proposed transfer of their employment relationships in accordance with the Transfer Regulations. This information shall be compiled and, if necessary, drafted jointly by both Seller and Purchaser, or Seller and the Acquisition Company (as the case may be), who shall cooperate in good faith. Seller and Purchaser shall use reasonable efforts to procure that no Business Employee exercises his right to object to the transfer of employment. The Parties agree, however, that neither side is required to provide additional financial incentives to Business Employees not to exercise their objection rights. If it is established that the information does not comply with the Transfer Regulations, Seller and Purchaser shall, as soon as reasonably possible, take all reasonable actions and measures to ensure that the information requirements under the Transfer Regulations are met. In case of a transfer to the Acquisition Company, Purchaser shall procure (dafür einstehen) that the Acquisition Company complies with the respective obligations mentioned in this clause 4.7.

4.8.	If a Business Employee objects to the proposed transfer of his employment relationship under the Transfer Regulations (herein “Objecting Employee”), each Party shall inform the other Party and the Acquisition Company (as the case may be) without undue delay (unverzüglich) in writing about any objection which it has received, and shall make any correspondence in this context available to the respective other Party, to the extent permitted by law. In case of a transfer to the Acquisition Company, Purchaser shall procure (dafür einstehen) that the Acquisition Company complies correspondingly with the obligations set out in the previous sentence. The Parties shall coordinate, whether any deployment of Objecting Employees at Purchaser, or the Acquisition Company (as the case may be), by way of temporary employment (Arbeitnehmerüberlassung) is feasible. Costs associated with the continuation or termination of the employment relationship of Objecting Employees (including but not limited to all remuneration components, pension liabilities, social security contributions, severance payments, litigation costs, etc.) shall be borne by Seller, except (i) for periods during which Objecting Employees are deployed at Purchaser, or the Acquisition Company (as the case may be), by way of temporary employment (Arbeitnehmerüberlassung) and (ii) in cases in which an objection is issued after the expiry of the one-month objection period and such a later objection is possible solely because Purchaser, or the Acquisition Company (as the case may be), has omitted necessary or has provided incorrect information for the notification letter, in which cases corresponding costs shall be borne by Purchaser. Notwithstanding the foregoing, costs in relation to claims under employment contracts to which Objecting Employees are entitled as a result of work or services provided for Purchaser, or the Acquisition Company (as the case may be), between the Effective Date and his exercise of the right to object pursuant to the Transfer Regulations; these shall be fulfilled by Purchaser alone.

4.9.	Each Party shall notify the respective other Party and the Acquisition Company (as the case may be) without undue delay (unverzüglich) in writing of the identity of any relevant Additional Employee. Purchaser shall notify Seller without undue delay (unverzüglich) whether Purchaser, or the Acquisition Company (as the case may be), wishes to continue to employ such Additional Employee or not. If Purchaser does not want to continue the employment of an Additional Employee, the Parties shall offer the respective Additional Employee without undue delay (unverzüglich) the reemployment at Seller and the Parties shall work together to achieve the reemployment at Seller at no additional costs for either Party. In case of a transfer to the Acquisition Company, Purchaser shall procure (dafür einstehen) that the Acquisition Company coordinates with Seller to offer the respective Additional Employee without undue delay (unverzüglich) the reemployment at Seller and that the Acquisition Company works together with Seller to achieve the reemployment at Seller at no additional costs for either Party if the Acquisition Company does not want to continue the employment of an Additional Employee. If the respective Additional Employee does not accept the Parties’ offer within a period of two weeks, Purchaser shall immediately and irrevocable release the Additional Employees from the performance of their work (unwiderrufliche Freistellung) and shall use reasonable efforts to terminate the relevant employment relationships of the Additional Employees at the earliest possible point in time, if this has not already occurred (e.g. by Seller in the course of the Reorganization). In case of a transfer to the Acquisition Company, the Purchaser shall procure (dafür einstehen) that the Acquisition Company complies correspondingly with the obligations of the Purchaser set out in the previous sentence. As of the Effective Date, Seller shall indemnify and hold harmless (freistellen und ersetzen) Purchaser, or the Acquisition Company (as the case may be), for expenses incurred by Purchaser, or the Acquisition Company (as the case may be), (i) in connection of the termination of any of the Additional Employees limited to severance payments that would have been due if the Seller’s social plan from 15 November 2023 and attached hereto as Exhibit 4.9 had applied and limited to statutory legal fees per Additional Employee according to Rechtsanwaltsvergütungsgesetz - RVG and (ii) as employer of the Additional Employees up to the termination of the employment relationship for the continued payment of the monthly gross salary last paid before the Effective Date (i.e. fixed salary plus any special payments owed under the collective/works agreements or employment contract payments before deduction of wage tax and social security contributions) limited to a maximum period of six (6) months from the Effective Date. Seller’s obligation to indemnify and hold harmless (freistellen und ersetzen) Purchaser, or the Acquisition Company (as the case may be), for such expenses incurred by Purchaser, or the Acquisition Company (as the case may be), as employer of the Additional Employees does not apply to claims under employment contracts to which Additional Employees are entitled as a result of work or services provided for Purchaser, or the Acquisition Company (as the case may be); these are to be fulfilled by Purchaser, or the Acquisition Company (as the case may be), alone.

4.10.	Obligations and liabilities arising externally (im Außenverhältnis) from the relationships between the Parties, or Seller and the Acquisition Company (as the case may be), and the Transferred Employees are governed by the Transfer Regulations, in particular sec. 613a para. 1 and 2 German Civil Code.

As between Seller and Purchaser (im Innenverhältnis), or between Seller and the Acquisition Company (as the case may be) (im Innenverhältnis), unless explicitly otherwise provided in this Agreement, any obligations and liabilities from the employment relationships with the Transferred Employees, including but not limited to wages, salaries, incentive payments, royalties, (annual-)bonuses, vacation and Christmas bonuses, overtime and comparable claims, taxes and social security contributions will entirely be borne by Purchaser with effect after the Effective Date. In case Seller fulfills or has to fulfill obligations and liabilities in relation to third parties under sec. 613a para. 1 and/or 2 BGB, which were allocated internally to Purchaser, or the Acquisition Company (as the case may be), Purchaser shall fully indemnify and hold harmless (freistellen und ersetzen) Seller upon first demand (auf erstes Anfordern).

4.11.	Pension Obligations

4.11.1.	Exhibit 4.11.1 contains a list of all applicable plans, schemes, arrangements or individual commitments (whether externally funded or unfunded and whether or not such plans, schemes, arrangements or commitments are tax-qualified under applicable law) for the provision of or contribution towards retirement benefits (together the “Retirement Benefit Plans”), applicable to Business Employees as of the Signing Date. Seller represents and warrants that (i) no Retirement Benefit Plan exists or has existed in relation to any Business Employee other than those listed in Exhibit 4.11.1, and (ii) Exhibit 4.11.1 contains a true, complete and accurate description of the material terms of each Retirement Benefit Plan. “Retirement Benefits” means (i) any pensions, lump sums or similar benefits payable on retirement (incl. those that are established under defined contribution arrangements), post-retirement medical and dental benefits, (ii) deferred compensation accounted for as a defined benefit plan under IAS 19, and (iii) retirement indemnities and death benefits (Sterbegelder) and retirement bridge payments (Übergangszahlungen) and partial retirement schemes (Altersteilzeitregelungen) and jubilee payments (Jubiläumszahlungen). Contributions that result exclusively from the fulfillment of a statutory obligation in accordance with section 1a para. 1a of the German Occupational Pensions Act shall not be disclosed in Exhibit 4.11.1.

4.11.2.	Liabilities relating to the Retirement Benefit Plans that apply to the Business Employees accrued for the periods until the Effective Date (herein the “Transferring Pension Liabilities”) will be transferred to the Purchaser, or the Acquisition Company (as the case may be), on the Effective Date as if the applicable Retirement Benefit Plan would have originally been implemented by the Purchaser, or the Acquisition Company (as the case may be), or made between the Purchaser, or the Acquisition Company (as the case may be), and the Transferred Employee. The amount of the defined benefit obligation for Transferring Pension Liabilities pursuant to IFRS (herein “DBO Pension Amount”) shall be calculated on the basis of and in accordance with the actuarial assumptions and methods as set out in Exhibit 4.11.2. For the avoidance of doubt, the DBO Pension Amount shall be calculated in respect of all Transferring Pension Liabilities in full and irrespective of the limitation of the CTA funding and security pursuant to clause 4.11.3.

4.11.3.	Transferring Pension Liabilities are partly funded via a contractual trust agreement (the “Seller CTA”). Prior to the Effective Date, Purchaser, or the Acquisition Company (as the case may be), shall set up a new contractual trust agreement (the “Purchaser CTA”) in order to secure the obligations and liabilities under the Retirement Benefit Plans that are funded by the Seller CTA (the “CTA Plans”) in respect of the Transferred Employees. The contractual trust funding and security by the Purchaser CTA shall be limited to the part of the Transferring Pension Liabilities in respect of the Transferred Employees which, as of the Effective Date, is not covered by the statutory insolvency protection for occupational retirement provision afforded by the ‘Pensions-Sicherungs-Verein auf Gegenseitigkeit’ pursuant to Sections 7 et seq. German Company Pensions Act (‘Betriebsrentengesetz – BetrAVG’), whether (i) because the relevant Retirement Benefit is not subject to statutory insolvency protection or (ii) because the relevant entitlement exceeds the coverage ceiling pursuant to Section 7 para. 3 BetrAVG, in each case as determined and quantified in accordance with the actuarial assumptions and methods set out in Exhibit 4.11.2 (the “Non-PSV-Protected Portion”). Accordingly, (i) only the Retirement Benefits in respect of the Transferred Employees that fall within the Non-PSV-Protected Portion shall be secured via the Purchaser CTA, and (ii) only those assets held by the Seller CTA that are attributable to the Non-PSV-Protected Portion (the ““Transferring Pension Assets”“) shall be transferred to the Purchaser CTA. Transferring Pension Assets shall generally mean cash; provided, however, that if the Parties so agree, Transferring Pension Assets may also comprise other assets (e.g. fund units/shares). Purchaser shall procure (dafür einstehen) that the Purchaser CTA is set up in a form that allows for an effective transfer of Transferring Pension Assets held by the Seller CTA in respect of the relevant Transferred Employees and in each case to the extent of the Non-PSV-Protected Portion and/or the liquidation of the Transferring Pension Assets for the purpose of transferring an equivalent in cash, in each case to the trustee of the Purchaser CTA (the “Purchaser Trustee”) with effect from and including the Effective Date, it being agreed that in order to allow for an effective transfer of assets and/or liquidation of assets for the purpose of a transfer of cash the current setup of a relevant Seller CTA might require the Purchaser CTA to be set up (i) with terms and conditions substantially similar and in no event less favorable to the relevant Transferred Employees than the terms and conditions applying to the Seller CTA and/or (ii) the relevant Transferred Employees who have rights and claims under the CTA Plans enjoying no less favorable protection in connection with the replacement of the Seller CTA by the Purchaser CTA and that, if and to the extent required, Purchaser shall in such case procure (dafür einstehen) that such terms and conditions and protection are implemented in setting up the Purchaser CTA. Seller shall furnish Purchaser, or the Acquisition Company (as the case may be), with all information reasonably requested by Purchaser, or the Acquisition Company (as the case may be), to allow for a setup of the Purchaser CTA in compliance with this clause 4.11.3.

4.11.4.	Seller and Purchaser (or the Acquisition Company, as the case may be) shall issue all necessary statements and notices to effectuate and/or facilitate the transfer pursuant to clause 4.11.3 above. Purchaser hereby confirms and shall procure (dafür einstehen) that the transferred assets will only be held to safeguard and fund the obligations and liabilities arising out of or in connection with the CTA Plans relating to the Transferred Employees and shall be solely used for payment of the applicable benefits to the Transferred Employees whose benefits are included into the calculation of such obligations and liabilities. Any costs of actuaries, auditors and / or other advisors arising in connection with the transfer of the Transferring Pension Assets, including (i) the costs for the certificate confirming an equivalent level of security of the pension assets in connection with their transfer to Purchaser’s CTA and (ii) the costs for the valuation of the Non-PSV-Protected Portion, shall be borne by Purchaser; all other costs of the transfer (including any taxes triggered by the transfer) shall be borne by Seller.

4.11.5.	The Parties shall immediately take all necessary actions and make all necessary declarations to ensure the transfer in compliance with the procedures and principles as described above. Seller and Purchaser also agree to cooperate and take such reasonable actions and to execute and deliver such additional documents as may be necessary to effect such transfer and assumptions. Until the Effective Date, Seller shall continue to administer, fund and operate all Retirement Benefit Plans in the ordinary course of business and in compliance with all applicable laws, including the BetrAVG, and shall not, without Purchaser’s prior written consent unless there is a respective legal obligation to do so, (i) amend, terminate or modify any Retirement Benefit Plan, (ii) grant or promise any new or additional retirement benefits to any Business Employee, or (iii) take any action or omit to take any action that would increase the Transferring Pension Liabilities or adversely affect the Transferring Pension Assets. In case of a transfer to the Acquisition Company, Purchaser shall procure (dafür einstehen) that the Acquisition Company complies correspondingly with the obligations set out in this clause 4.11.

4.11.6.	If a Business Employee whose Transferring Pension Assets (or the corresponding Transferring Pension Assets Cash Amount) have already been transferred to the Purchaser CTA becomes an Objecting Employee, such employee shall, with retroactive effect as of the Effective Date, be deemed not to be a Transferred Employee for the purposes of this clause. In such case, Purchaser shall procure (dafür einstehen) that the Purchaser CTA and/or the Purchaser Trustee re-transfers to the Seller CTA (or, at Seller’s election, to Seller) the Transferring Pension Assets (or the Transferring Pension Assets Cash Amount) attributable to such Objecting Employee, together with surplus accrued thereon since the Effective Date, without undue delay (unverzüglich) after notification of the objection. In addition, and by way of (partial) reversal of the purchase price deduction for the DBO Pension Amount, Purchaser shall pay to Seller, without undue delay (unverzüglich), an amount equal to (i) the DBO Pension Amount attributable to such Objecting Employee, less (ii) the Transferring Pension Assets (or the corresponding Transferring Pension Assets Cash Amount) attributable to such Objecting Employee that are re-transferred to the Seller CTA (or, at Seller’s election, to Seller) pursuant to the preceding sentence, in each case as determined by an independent actuary. The Parties shall issue all declarations necessary to effect such re-transfer; any costs and taxes arising there from shall be split by the Parties.

4.11.7.	If the Parties cannot agree on an independent actuary within four weeks after a Party has requested its appointment, an independent actuary shall, upon request of either Party, be appointed by the competent Chamber of Industry and Commerce (Industrie- und Handelskammer) at the registered seat of the Seller. The independent actuary shall act as an expert (Schiedsgutachter, §§ 317 et seq. BGB) and not as an arbitrator; its determination shall be binding on the Parties save for manifest error (offenbare Unrichtigkeit).

4.11.8.	The Parties acknowledge that the Transferring Pension Assets can only be transferred to the Purchaser CTA once the Non-PSV-Protected Portion have been determined. For this purpose, following the Effective Date, the actuary shall first prepare the valuation of the Non-PSV-Protected Portion as of the Effective Date (expected to take approximately three weeks). The Transferring Pension Assets shall be transferred to the Purchaser CTA without undue delay (unverzüglich) after such determination, with economic effect as of the Effective Date and together with any returns accrued thereon since the Effective Date. For the avoidance of doubt, no Transferring Pension Assets are required to be transferred to the Purchaser CTA on or as of the Effective Date itself, and the transfer will instead be effected after the Effective Date in accordance with this clause.

4.11.9.	Seller hereby represents, warrants and undertakes to Purchaser that as of Signing Date (i) all contributions, premiums and other payments due in respect of the Retirement Benefit Plans have been duly and timely paid, (ii) there are no pending or threatened claims, disputes, proceedings or investigations by any employee, beneficiary, regulatory authority or other third party in relation to any Retirement Benefit Plan; (iii) no amendments, augmentations or improvements to the Retirement Benefit Plans have been promised, announced or agreed (whether or not legally binding) and Seller has not exercised any discretionary power under the Retirement Benefit Plans in a manner that could give rise to additional liabilities for Purchaser after the Effective Date other than as disclosed in Exhibit 4.11.1; (iv) to the extent any Retirement Benefit Plan provides benefits exceeding the legally required minimum (e.g. under collective agreements or individual commitments), such excess benefits are fully reflected in the DBO Pension Amount; (v) no Business Employee has acquired pension entitlements by way of company practice (betriebliche Übung) or general undertaking (Gesamtzusage) that are not reflected in Exhibit 4.11.1 and in the DBO Pension Amount; and (vi) Seller has at all times complied with the equal treatment principle (Gleichbehandlungsgrundsatz) in relation to the Retirement Benefit Plans and no claims for equalization of benefits are pending or threatened.

4.11.10.	Seller shall indemnify and hold harmless Purchaser from and against any and all liabilities, losses, damages, costs and expenses (including reasonable legal and actuarial fees) arising out of or in connection with (i) any breach of the representation and warranty contained in clause 4.11.9, (ii) any Transferring Pension Liabilities that were not reflected in the DBO Pension Amount, or (iii) any claims by employees or their beneficiaries in respect of Retirement Benefits to the extent such claims relate to periods prior to the Effective Date and were not reflected in the DBO Pension Amount. This indemnity shall be subject to the de -minimis amounts and thresholds (but not to the maximum amount pursuant to clause 14.4, second sentence) set forth in clause 14.

4.12.	As of the Effective Date the personnel files of the Transferred Employees shall be provided by Seller to Purchaser and the Acquisition Company (as the case may be) electronically and/or via hard-copy with due respect to the local laws and regulations (e.g. regarding data protection) to the extent this is required to provide the relevant personnel files. Thereafter, Purchaser will provide Seller with any information thereof which Seller requires to fulfill its obligations under any statutory laws and regulations. In case of a transfer to the Acquisition Company, Purchaser shall procure (dafür einstehen) that the Acquisition Company complies correspondingly with the obligations set out in the previous sentence.

5.	Governmental Permits, Certificates and Authorizations

5.1.	Purchaser agrees to be solely responsible for obtaining and holding, at its own cost and expense, all governmental permits, certificates other authorizations (together the “Permits”) required for the continued operation of the Business. Purchaser, or the Acquisition Company (as the case may be), shall promptly (as soon as legally possible) apply for such Permits and bear all risks associated with any delays, denials, or conditions imposed by the relevant authorities. Any delay or failure to obtain such approvals shall not entitle Purchaser or the Acquisition Company (as the case may be) to delay the performance of its obligations under this Agreement or to terminate this Agreement, unless otherwise expressly provided in this Agreement.

5.2.	Seller shall reasonably cooperate with Purchaser, or the Acquisition Company (as the case may be) by providing any information or documentation in Seller’s possession necessary for Purchaser’s or the Acquisition Company’s (as the case may be) application for the Permits. Such cooperation shall not require Seller to incur any additional costs (e.g. advisory fees) or obligations or impose any liability on Seller for Purchaser’s or the Acquisition Company’s (as the case may be) ability to obtain the required Permits.

5.3.	Seller shall not be liable for any losses, costs, or damages incurred by Purchaser, or the Acquisition Company (as the case may be) as a result of Purchaser’s or the Acquisition Company’s (as the case may be) inability or delay in obtaining any Permits. Purchaser assumes all risks associated with the application process and any operational impact arising from the lack of required Permits.

6.	IT and Data Separation

6.1.	Purchaser acknowledges and agrees that (i) the Business will be transferred without any information and communications technologies, including hardware, software, networks, applications, systems or infrastructure (the “IT Environment”) except if explicitly included in Exhibit 1.1.1(a) (and transitional services shall be subject to Exhibit 15d), (ii) Purchaser will be responsible for (a) the set-up and operation of an IT Environment, (b) the integration of the Business in such IT Environment and (c) obtaining any required software licenses or IT contracts and (iii) Seller shall not have any obligations in relation to, but shall reasonably cooperate with Purchaser in the disentanglement, separation, migration or provision of an IT Environment or electronic data.

6.2.	Seller shall (i) identify and extract the electronic data (operational, transactional and static data) exclusively pertaining to the Business stored in Seller’s IT applications, systems or infrastructure, limited to data relating to open transactions (i.e. excluding any historic data), (ii) extract selected standard reports relating to completed transactions with external customers covering the period of the last 12 months prior to the Scheduled Closing Date and (iii) on the Scheduled Closing Date or at the end of the duration of the transitional services agreement to be concluded (clause 15), as the case may be, hand over the respective data to Purchaser, or the Acquisition Company (as the case may be), in a commonly readable format to be mutually agreed. The Parties, and the Acquisition Company (as the case may be) shall cooperate in good faith to prepare and facilitate such hand-over and Purchaser and the Acquisition Company (as the case may be) shall provide Seller with all support and information reasonably required in this respect. The obligations of Seller under this clause 6.2 shall be limited to the hand-over of data files and a short explanation of the data elements by using Seller’s standard extraction tools, and shall exclude any mapping, redefinition, or data migration activities. Purchaser, or the Acquisition Company (as the case may be) shall grant Seller access to, and Seller may retain copies of, any data transferred according to this clause 6.

7.	Closing Date

7.1.	The obligation of the Parties to carry out the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be subject to the satisfaction or (in accordance with clause 7.9.1) the waiver of the following conditions to Closing (each a “Closing Condition” and together the “Closing Conditions”):

7.1.1.	The acquisition of the Sold Assets (including the Assumed Agreements and the Assumed Liabilities) hereunder is not restricted pursuant to section 4 (1) no. 4 and section 5 (2) of the German Foreign Trade Act (Aussenwirtschaftsgesetz - AWG) in conjunction with section 59 (1) of the German Foreign Trade and Payments Ordinance (Aussenwirtschaftsverordnung - AWV). This Closing Condition is fulfilled if:

(a)	the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie – BMWE) has issued a certificate of non-objection (Unbedenklichkeitsbescheinigung) pursuant to section 58 (1) sentence 1 AWV; or

(b)	a certificate of non-objection is deemed to have been issued pursuant to section 58 (2) AWV because the BMWE did not commence a formal investigation of the acquisition pursuant to section 55 AWV within a two month-period (pursuant to section 14a (1) no. 1 and (3) first sentence AWV) from receipt of the application for a certificate of non-objection pursuant to section 58 (1) sentence 1 AWV; or

(c)	the BMWE has issued a clearance certificate (Freigabe) pursuant to section 58a (1) sentence 1 AWV; or

(d)	a clearance certificate is deemed to have been issued pursuant to section 58a (2) 1st variant AWV because the BMWE did not commence a formal investigation of the transaction pursuant to section 55 AWV within a two month-period (pursuant to section 14a (1) no. 1 and (3) first sentence AWV) from the BMWE’s receipt of the application for a certificate of non-objection pursuant to section 58 (1) AWV; or

(e)	a clearance certificate is deemed to have been issued pursuant to section 58a (2) 2nd variant AWV because the BMWE, despite having commenced a formal investigation of the transaction pursuant to section 55 AWV, has not prohibited the transaction or issued orders (Anordnungen) or required assurances (Zusicherungen) in relation thereto pursuant to section 59 (1) AWV within a four-month-period (pursuant to section 14a (1) no. 2 and/or (6) and (7) AWV) from the BMWE’s receipt of the documentation required for review (as prescribed by section 14a (2) AWV); or

(f)	after having commenced a formal investigation of the transaction pursuant to section 55 AWV (and prior to the expiration of the four-month review period referenced in section 58a (2) 2nd variant AWV), the BMWE has issued an order (Anordnung) or requires a binding assurance (Zusicherung) in relation to the transaction to secure certain public interests, to mitigate potential negative effects of the transaction or otherwise to restrict certain business activities of the Purchaser connected to the transaction without prohibiting the transaction entirely, provided that

i.	the Purchaser shall use its best efforts to accept and comply with any such order or assurance;

ii.	if the Purchaser does not wish to accept a proposed order or assurance, or wishes to propose modifications thereto, the Purchaser shall promptly inform the Seller thereof and shall duly take into consideration any comments or concerns raised by the Seller before responding to the BMWE; and

iii.	the Purchaser shall keep the Seller fully informed of the content and status of any such order or assurance without undue delay;

7.1.2.	The implementation of the Reorganization by Seller;

7.1.3.	No facts or circumstances shall have occurred between the Signing Date and the Scheduled Closing Date which, individually or in the aggregate, constitute a Material Adverse Change. A “Material Adverse Change” shall mean any fire, flood, earthquake, explosion, act of God, war, terrorist activity or other similar casualty event which directly causes severe physical damage to the buildings, site infrastructure or essential fixed production facilities of the Metal Production Operations, with the result that the Metal Production Operations cannot be resumed in all material respects within twelve (12) months after the Scheduled Closing Date;

7.1.4.	Purchaser having delivered to Seller (i) the executed Purchaser CTA trust documentation and (ii) a written confirmation from an independent expert (a specialized pension/trust law firm and/or an independent actuary), that the Purchaser CTA secures the Non-PSV-Protected Portion in respect of the Transferred Employees on terms and conditions no less favorable to the Transferred Employees than those of the Seller CTA;

7.1.5.	Purchaser, or the Acquisition Company (as the case may be), having ensured, with effect as of no later than the Effective Date, that the Transferred Employees are covered by collective bargaining, either (i) by having acquired a membership with collective bargaining commitment (“tarifgebundene Mitgliedschaft”) in “vbm – Verband der Bayerischen Metall- und Elektro-Industrie e.V.”, such that the collective bargaining agreements of the Bavarian metal and electrical industry apply to the Transferred Employees, or (ii) by having concluded a collective bargaining agreement with the competent trade union applicable to the Transferred Employees, and Purchaser having delivered to Seller written evidence thereof;

7.1.6.	Purchaser, or the Acquisition Company (as the case may be), having entered into, with effect as of no later than the Effective Date, a binding agreement with the works council (Betriebsrat) of Seller competent for the Business Employees (the “Works Council Agreement”)), and Purchaser having delivered to Seller written evidence thereof. The Works Council Agreement shall provide that Purchaser, or the Acquisition Company (as the case may be), irrevocably (i) undertakes that the privilege for newly established undertakings (Neugründungsprivileg, Section 112a para. 2 BetrVG) shall not apply with regard to the Transferred Employees for a period of four years after the Effective Date, and (ii) undertakes, in respect of any operational change (Betriebsänderung) implemented within that period which would fall within the scope of such privilege, to submit to a conciliation committee (Einigungsstelle) and to recognize its decision on the establishment of a social plan (Sozialplan) as binding and enforceable (erzwingbar) as if Section 112 paras. 4 and 5 BetrVG applied. This Closing Condition shall apply only if and to the extent the employment relationships of the Transferred Employees pass to an Acquisition Company (or any other acquiring entity) that constitutes a newly established undertaking within the meaning of Section 112a para. 2 BetrVG (in particular because its founding (Gründung) lies, or will lie, less than four years before the Effective Date), so that such privilege could apply to operational changes (Betriebsänderungen) implemented within four years after the Effective Date.

7.2.	The Purchaser shall prepare and submit the FDI application required to satisfy the Closing Condition set out in clause 7.1.1 without undue delay (unverzüglich) after the Signing Date and in any event not later than twenty (20) Business Days after the Signing Date (unless applicable law requires an earlier filing).

7.3.	The Purchaser shall keep the Seller fully informed of the status of the proceedings before the BMWE and of the corresponding application and any subsequent submissions. In particular, the Purchaser shall:

7.3.1.	prior to submitting the application or any subsequent material written or oral submission, agree with the Seller on the contents of such;

7.3.2.	regularly review with the Seller the progress of the application and keep the Seller promptly informed as to the status and all material developments of the relevant proceedings;

7.3.3.	without undue delay (unverzüglich) notify the Seller (and provide copies or, in the case of non-written communications, details) of any material communication with the BMWE relating to the proceedings; and

7.3.4.	unless explicitly requested otherwise by the BMWE, permit and use best efforts to ensure that the Seller can attend all meetings and material calls with the BMWE and notify the Seller of any such meetings and calls sufficiently in advance.

7.4.	Each Party shall promptly notify the other in writing upon satisfaction of a Closing Condition within its responsibility, stating the date on which such satisfaction occurred.

7.5.	The Closing shall take place either by electronic and remote methods or in person at the Premises in Schwabmünchen, Germany, as agreed by the Parties in writing (e-mail sufficient), on the first Business Day of the month following the month in which the Closing Conditions have been met, or, if the Closing Conditions are satisfied less than five Business Days before that first Business Day, the Closing shall instead occur on the first Business Day of the second following month, or at any other time or place as the Parties may mutually agree but not later than June 30, 2027 (the “Scheduled Closing Date”). The day on which Closing occurs is referred to herein as the “Closing Date”. “Effective Date” shall be 00:00 hours CET of the first calendar day of the month in which Closing occurs, provided, however, that if Closing occurs in January 2027, the Effective Date shall be 00:00 hours CET of the second calendar day of January 2027 (and where this Agreement refers to time periods “after the Effective Date”, this shall mean at, or after, 00:00:01 hours CET on the respective Effective Date).

7.6.	On the Scheduled Closing Date, the Parties shall take, or cause to be taken, the following actions, which shall be deemed taken simultaneously (Zug um Zug) (the “Closing Actions”):

7.6.1.	Purchaser shall deliver to Seller the duly executed IBR in which the Expert concludes, as of the Closing Date, that based on the business plan of the Purchaser, the Business (as continued by the Purchaser or the Acquisition Company, as the case may be) would neither be illiquid (zahlungsunfähig) pursuant to Section 17 of the German Insolvency Code (InsO), nor imminently illiquid (drohend zahlungsunfähig) pursuant to Section 18 InsO or over-indebted (überschuldet) pursuant to Section 19 InsO and that, instead, the Business (as continued by the Purchaser or the Acquisition Company, as the case may be) would maintain a going concern (positive Fortführungsprognose) during the entire planning period;

7.6.2.	Purchaser shall deliver to Seller a duly executed support letter substantially in the form attached hereto as Exhibit 7.6.2 pursuant to which the Purchaser has irrevocably and unilaterally undertaken towards the Seller and the Acquisition Company to provide, directly or indirectly, the Acquisition Company with such funds necessary to ensure that the Acquisition Company is fully financed (durchfinanziert) during the entire planning period and, upon request of the Seller, to fund or procure the funding of such amounts immediately and without requiring any further conditions or evidence;

7.6.3.	Seller shall transfer with effect in rem (mit dinglicher Wirkung) as of the Closing Date, and with economic effect (mit wirtschaftlicher Wirkung) from and including the Effective Date, title to the Sold Assets (if and to the extent legally transferable) as well as expectant rights (Anwartschaftsrechte) within the meaning of clause 1.1.3 and any rights and claims within the meaning of clause 1.1.4 to Purchaser or to a company affiliated with Purchaser within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) and to be determined by Purchaser no later than five (5) Business Days prior to the Scheduled Closing Date (the “Acquisition Company”) and Purchaser, or the Acquisition Company (as the case may be), shall assume the Assumed Liabilities and Assumed Agreements, in accordance with this Agreement (it being understood that Purchaser will remain liable under this Agreement even if the Acquisition Company takes over the Business). For such purpose, the Parties or Seller and the Acquisition Company, as the case may be, shall enter into a transfer and assumption agreement essentially as set out in Exhibit 7.6.3;

7.6.4.	Seller shall further deliver the movable Sold Assets to Purchaser, or the Acquisition Company (as the case may be) by way of hand-over or a substitute under applicable law, including handover of keys to premises to the extent relevant for the Business;

7.6.5.	Seller and Purchaser (or their affiliated companies, as the case may be) shall deliver to each other duly executed copies of all agreements as set out in clause 15;

7.6.6.	if the Preliminary Purchase Price is a negative amount, Seller shall pay the Preliminary Purchase Price to Purchaser pursuant to clause 8.4; if the Preliminary Purchase Price is a positive amount, Purchaser shall pay the Preliminary Purchase Price to Seller pursuant to clause 8.4;

7.6.7.	Seller shall pay the Vendor Loan Amount pursuant to clauses 9.1 and 9.2; and

7.6.8.	Seller shall deliver to Purchaser evidence that, in preparation of the negotiations with the works council regarding the Employee Reduction, (i) Seller has provided the works council with an information package regarding the intended measure, setting out, in particular, the nature and scope of the intended measure, (ii) Seller has offered the works council dates for negotiations on a reconciliation of interests, a social plan and a voluntary leaver program, and (iii) Seller has provided the works council with first drafts of a reconciliation of interests, a social plan and a voluntary leaver program. Such evidence shall be provided by delivery of copies of the respective documents together with proof of their transmission to the works council (e.g., cover letter, e-mail correspondence or acknowledgment of receipt).

7.7.	Seller and Purchaser shall confirm in a written document, to be jointly executed, that all Closing Conditions have been fulfilled or waived and that all Closing Actions have been taken or waived and that Closing has occurred (the “Closing Confirmation”). The Closing Confirmation shall be substantially in the form of the draft attached hereto as Exhibit 7.7. For the avoidance of doubt, the execution of the Closing Confirmation shall serve as evidence that all Closing Conditions and Closing Actions have been taken or waived and that Closing has occurred, but the execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties under this Agreement.

7.8.	The benefits and charges associated with the Sold Assets and the risk of damage or loss shall pass to Purchaser with effect (subject to the provisions contained in this Agreement) from and including the Effective Date.

7.9.	Waiver

7.9.1.	The Seller and the Purchaser may jointly, at any time, waive, in whole or in part, any of the Closing Conditions or Closing Actions by written agreement, except for the Closing Condition set out in clause 7.1.1.

7.9.2.	Any waiver of a Closing Action shall be limited to the exemption from the requirement to duly perform such Closing Action at the relevant time, and shall neither affect the underlying obligation to perform such Closing Action nor any rights or claims of the waiving Party in respect of circumstances relating to the non-performance of such Closing Action which remain outstanding.

7.10.	Withdrawal from this Agreement

7.10.1.	Subject to the following provisions, each Party shall have the right to withdraw from (zurücktreten) this Agreement by written notice to the other Party:

(a)	if the Closing Conditions have not been satisfied or waived in accordance with clause 7.9.1 by June 30, 2027; or

(b)	if (i) the Seller has failed to complete the Closing Actions set out in clause 7.6.6 and 7.6.8 or (ii) the Purchaser has failed to complete the Closing Actions set out in clauses 7.6.1 and 7.6.2 within ten (10) Business Days after the respective due date, provided that no effective waiver of the relevant Closing Action has been agreed;

provided, however, that a Party shall not be entitled to withdraw from this Agreement if it is responsible for the failure to satisfy a Closing Condition or to perform a Closing Action or otherwise in breach of this Agreement and such breach has caused the right to withdraw under this clause 7.10.

7.10.2.	A withdrawal pursuant to clause 7.10.1(b) shall only be effective if the relevant notice of withdrawal is received by the other Party prior to the performance of the relevant Closing Action.

7.10.3.	Upon withdrawal from this Agreement in accordance with clause 7.10.1:

(a)	all rights and obligations under this Agreement shall cease, except for this clause 7.10 and those provisions which by their nature are intended to survive withdrawal (including, without limitation, clause 17 (Notices/Miscellaneous) (the “Surviving Provisions”), which shall remain in full force and effect;

(b)	no Party shall have any claims against the other Party, except for (i) claims arising from a breach of this Agreement prior to withdrawal and (ii) claims under the Surviving Provisions;

(c)	the Purchaser shall pay to the Seller an amount of EUR 1,350,000 (in words: one million three hundred and fifty thousand Euro) as liquidated damages if the withdrawal results from a failure by the Purchaser to perform the Closing Actions referred to in clause 7.6.1 or 7.6.2.

7.10.4.	Following Closing, any withdrawal from this Agreement shall be excluded.

8.	Purchase Price

8.1.	The purchase price for the Business shall be the aggregate of:

8.1.1.	a fixed amount of EUR minus 18,000,000.00 (in words: minus eighteen million Euro);

8.1.2.	plus the Transferring Pension Assets;

8.1.3.	minus the DBO Pension Amount and Provision for Partial Retirement Benefits, subject to clause 4.11.6;

8.1.4.	minus the Restructuring Prepayment Amount of EUR 1,000,000 in accordance with clause 4.3;

8.1.5.	plus the amount, if any, by which the Working Capital (as defined below) of the Business on the Effective Date on the basis of the Effective Date Statement exceeds EUR 3,875,000 (in words: three million and eight hundred seventy five thousand Euro);

8.1.6.	minus the amount, if any, by which the Working Capital of the Business on the Effective Date on the basis of the Effective Date Statement falls below EUR 3,875,000 (in words: three million and eight hundred seventy five thousand Euro)

(the “Purchase Price”). “Working Capital” shall mean any of the items identified as “Working Capital” in Exhibit 8.1, calculated in accordance with the Relevant Accounting Principles.

8.2.	Nature of the Purchase Price; No Gross-Up. The Parties agree that the amount stated in clause 8.1.1 reflects the overall negative fair market value of the Business transferred under this Agreement, taking into account the assets, liabilities, obligations, risks, expected losses, restructuring requirements and other burdens pertaining to the Business, and is not intended to constitute consideration for any separate service of the Purchaser. For the avoidance of doubt, Seller shall not be obliged to gross up, indemnify or otherwise compensate Purchaser for any corporate income tax, trade tax or similar Tax arising at the level of Purchaser from or in connection with the receipt or recognition of the Purchase Price.

8.3.	Payments; Accounts. All payments owed to Purchaser under this Agreement shall be paid free of costs and charges in immediately available funds by wire transfer to the bank account which shall be notified by Purchaser to Seller in writing no later than five (5) Business Days prior to the relevant due payment date (the “Purchaser’s Account”). All payments owed to Seller under this Agreement shall be paid free of costs and charges in immediately available funds by wire transfer to the bank account which shall be notified by Seller to Purchaser in writing no later than five (5) Business Days prior to the relevant due payment date (the “Seller’s Account”).

8.4.	Preliminary Purchase Price. Not less than five (5) Business Days prior to the Scheduled Closing Date, Seller shall deliver to Purchaser an estimated balance sheet of the Business containing an estimate of the Sold Assets, Working Capital, Transferring Pension Assets, DBO Pension Amount and Provision for Partial Retirement Benefits as of the Effective Date (herein “Preliminary Effective Date Balance Sheet”). Not less than five (5) Business Days prior to the Scheduled Closing Date, Seller shall deliver to Purchaser Seller’s good faith estimate of the Purchase Price (the “Preliminary Purchase Price”), including an estimate of the amount of Working Capital, Transferring Pension Assets, DBO Pension Amount and Provision for Partial Retirement Benefits of the Business as of the Effective Date; such estimates of the Preliminary Effective Date Balance Sheet and Preliminary Purchase Price to be accompanied by the calculation methodology / logic and to be substantially in the form as attached hereto as Exhibit 8.4. The Preliminary Purchase Price shall be due and payable on the Scheduled Closing Date.

8.5.	Final Purchase Price; True-Up. Within ten (10) Business Days upon final determination of the Purchase Price in accordance with clauses 8.6 below on the basis of the Effective Date Statement (herein “Final Purchase Price”), the following shall apply:

8.5.1.	If (i) the Preliminary Purchase Price was a negative amount (and thus was paid by Seller to Purchaser pursuant to clause 7.6.6) and the Final Purchase Price is a higher negative amount, or (ii) the Preliminary Purchase Price was a positive amount (and thus was paid by Purchaser to Seller pursuant to clause 7.6.6) and the Final Purchase Price is a lower positive amount than the Preliminary Purchase Price or a negative amount, Seller shall pay to Purchaser an amount equal to the difference between the Preliminary Purchase Price and the Final Purchase Price in cash into Purchaser’s Account; or

8.5.2.	If (i) the Preliminary Purchase Price was a positive amount (and thus was paid by Purchaser to Seller pursuant to clause 7.6.6) and the Final Purchase Price is a higher positive amount, or (ii) the Preliminary Purchase Price was a negative amount (and thus was paid by Seller to Purchaser pursuant to clause 7.6.6) and the Final Purchase Price is a lower negative amount than the Preliminary Purchase Price or a positive amount, Purchaser shall pay to Seller an amount equal to the difference between the Preliminary Purchase Price and the Final Purchase Price in cash into Seller’s Account.

8.6.	Within thirty (30) Business Days after the Closing Date, Seller shall prepare and deliver to Purchaser a balance sheet of the Business, containing the Sold Assets, Working Capital, Transferring Pension Assets, DBO Pension Amount and Provision for Partial Retirement Benefits as of the Effective Date (but subject to the last sentence of this clause 8.6) (herein “Effective Date Balance Sheet”). Exhibit 8.6(i) contains an abstract example of the Effective Date Balance Sheet. On the basis of the Effective Date Balance Sheet, Seller shall prepare and deliver to Purchaser together with the Effective Date Balance Sheet a statement (herein “Effective Date Statement”) of (i) the amount of Working Captal of the Business as of the Effective Date, (ii) the Transferring Pension Assets, DBO Pension Amount and Provision for Partial Retirement Benefits and (iii) the amount of the Purchase Price, each of (i) through (iii) as determined in accordance with the terms of this Agreement, such statement to be in all material aspects in the form as attached hereto as Exhibit 8.6(ii). The Parties acknowledge and agree that, if the Effective Date is the second calendar day of January 2027, any changes, differences and developments of whichever kind between December 31, 2026, 24:00 hours CET and January 2, 2027, 00:00 hours CET shall be deemed completely irrelevant and negligible for the Effective Date Balance Sheet and the calculation of the Purchase Price.

8.7.	The actuarial assumptions applied in the Effective Date Statement for the calculation of the DBO Pension Amount shall be identical to those set out in Exhibit 4.11.2 and shall not be modified unilaterally by Seller. Any deviation from the agreed actuarial assumptions shall require Purchaser’s prior written consent. The Effective Date Statement shall separately show any adjustment to the DBO Pension Amount or the Transferring Pension Assets in respect of any Objecting Employee pursuant to clause 4.7. If Purchaser disagrees with the DBO Pension Amount, the Transferring Pension Assets or any other pension-related item as set out in the Effective Date Statement, Purchaser shall notify Seller in writing of its objections within twenty (20) Business Days after receipt of the Effective Date Statement, specifying in reasonable detail the items in dispute and the amounts claimed by Purchaser. If the Parties are unable to resolve any such dispute within a further twenty (20) Business Days, either Party may refer the disputed items to an independent actuary to be appointed in accordance with clause 4.11.7. The determination of the independent actuary shall be final and binding on both Parties, absent manifest error (offenbare Unrichtigkeit). The costs of the independent actuary shall be borne by the Party whose position deviates more substantially from the actuary’s determination. Pending resolution of any dispute under this clause, the undisputed portions of the Purchase Price adjustment shall be paid in accordance with clause 8.3, and Seller shall, within ten (10) Business Days of the independent actuary’s final determination, pay to Purchaser (or Purchaser shall pay to Seller, as the case may be) the remaining adjustment amount.

8.8.	The Effective Date Balance Sheet shall be prepared based on a going concern assumption and in line with past practice within the ams OSRAM group, in accordance with applicable laws and with the following accounting principles, provided that in case of any differences between such accounting principles and past practice, past practice shall prevail:

8.8.1.	The accounting policies, principles, practices, evaluation rules and procedures, methods and bases (in particular as the same relates to management judgment principles) which are reflected in the ams OSRAM Financial Reporting Guidelines as applicable on the Signing Date which have been made available to Purchaser prior to the Signing Date and as amended by any newly issued and implemented accounting pronouncements which become effective prior to the Effective Date and are applicable to Seller and all other ams OSRAM Group Companies (the “Applicable Accounting Principles”, attached hereto as Exhibit 8.8.1) shall apply to the extent they are in line with the International Financial Reporting Standards, as issued by the International Accounting Standards Board and as adopted by the European Union (“IFRS”).

8.8.2.	To the extent (i) the ams OSRAM Financial Reporting Guidelines are not in line with IFRS, or (ii) a certain accounting policy, principle, practice, rule, procedure or method is not covered by the ams OSRAM Financial Reporting Guidelines, IFRS as applicable on the Signing Date shall apply.

8.8.3.	The following specific accounting principles shall apply and shall, as far as they are relevant, take precedence over the ams OSRAM Financial Reporting Guidelines, IFRS and past practice:

(a)	there shall be no impairment of assets or recognition and/or change in liabilities, provisions, or any other obligations triggered by the change of control in the Business because of the transaction;

(b)	no provision shall be made on account of customers of the Business exercising any rights they may enjoy due to the change of control having occurred in the course of the transaction;

(c)	in applying the ams OSRAM Financial Reporting Guidelines, any Working Capital balances with Seller or any other ams OSRAM Group Company shall be treated as if these entities were third parties;

(d)	post-balance sheet effects shall not be considered in the Effective Date Balance Sheet to Purchaser; and

(e)	for the purposes of determining the Working Capital, the formation of provisions and the activation of recourse claims against third parties shall equally require that the potential liability or claim, respectively, exists with a probability of at least 50% (in words: fifty percent)

(herein collectively “Specific Accounting Principles”).

The Applicable Accounting Principles, the IFRS and the Specific Accounting Principles are herein collectively referred to as “Relevant Accounting Principles”.

8.8.4.	If Purchaser disagrees with the Effective Date Statement, Purchaser shall notify Seller in writing of its objections within twenty (20) Business Days after receipt of the Effective Date Statement, specifying in reasonable detail the items in dispute and the amounts claimed by Purchaser. If the Parties are unable to resolve any such dispute within a further twenty (20) Business Days, either Party may refer the disputed items to an independent account to be appointed in same manner as the independent actuary in clause 4.11.7. Seller shall provide Purchaser with all supporting documentation, workpapers, actuarial reports and other information reasonably requested by Purchaser to verify the accuracy and completeness of the Effective Date Statement. With regard to pension obligations the Purchaser shall have the right to appoint an independent actuary to examine the records. If the independent actuary determines that the DBO Pension Amount has been understated or the Transferring Pension Assets have been overstated, Seller shall pay to Purchaser the difference within ten (10) Business Days of such determination, without prejudice to any other rights of Purchaser under this Agreement.

9.	Vendor Loan

9.1.	Subject to occurrence of Closing, Seller hereby grants a vendor loan in the aggregate total amount of EUR 2,500,000 (in words: two million five hundred thousand Euro; “Vendor Loan Amount“). The Vendor Loan Amount shall bear no interest.

9.2.	Seller shall pay to Purchaser the Vendor Loan Amount pursuant to clause 7.6.7 in addition to and separate from the Preliminary Purchase Price on the Scheduled Closing Date.

9.3.	Purchaser shall repay the Vendor Loan Amount in two (2) equal instalments within twelve (12) months following the Effective Date. The first instalment shall become due and payable at the lapse of six (6) months following the Effective Date, the second and final instalment shall become due and payable at the lapse of twelve (12) months following the Effective Date.

10.	VAT and other Tax Liabilities

10.1.	The Parties assume and agree that the transfer of the Business contemplated by this Agreement constitutes a transfer of a business or a separately managed part of a business as a going concern (Geschäftsveräußerung im Ganzen) within the meaning of section 1 para. 1a of the German VAT Act (Umsatzsteuergesetz) and is therefore not subject to German VAT. The Parties further acknowledge that the assets, agreements, liabilities, employees and other elements transferred or made available to the Purchaser under this Agreement will be sold, assumed, transferred or otherwise made available to the Purchaser (under this Agreement) solely for the purpose of enabling the Purchaser to continue operating the Business as an economically independent activity.

10.2.	The Purchaser represents and warrants, and undertakes vis-à-vis the Seller, that it acquires the Business as an entrepreneur for its business within the meaning of the German VAT Act, that it intends to continue the Business, or the essential operational activities thereof, and that it has no intention to immediately cease, liquidate or merely sell off the Business or its material assets. The Purchaser shall not take, or omit to take, any action within its control which would cause the transfer of the Business not to qualify as a Geschäftsveräußerung im Ganzen within the meaning of section 1 para. 1a of the German VAT Act.

10.3.	The Parties further agree that any amount payable by the Seller to the Purchaser as Purchase Price, restructuring compensation or similar balancing payment under this Agreement forms part of the overall economic arrangement for the transfer of the Business and reflects, in particular, the negative enterprise value, liabilities, obligations, expected losses, restructuring requirements and other economic burdens pertaining to the Business. Such amount (or portions thereof) shall not be treated by the Parties as consideration for a separate supply of goods or services by the Purchaser to the Seller, unless and to the extent a final and binding VAT assessment notice requires a different treatment. Purchaser shall not assert any VAT treatment deviating from the treatment set out in this clause 10.3 without prior consultation with Seller and without providing reasonable supporting evidence that such deviating treatment is required under mandatory applicable VAT law or by a final and binding VAT assessment notice.

10.4.	Except as expressly provided otherwise in this Agreement, all amounts payable under or in connection with this Agreement are exclusive of VAT. If and to the extent VAT is legally due and payable by the respective supplying Party on any supply (or service) made by it to the other Party (hereinafter: recipient party) under or in connection with this Agreement, the recipient Party shall pay to the supplying Party an amount equal to such VAT in addition to the relevant net amount within ten (10) Business Days after receipt of an invoice as set out immediately below, provided that (i) the supplying Party has issued a proper invoice in accordance with sections 14 et seq. of the German VAT Act and (ii) such VAT is legally owed by the supplying Party. In any case and to the extent legally possible, the recipient Party may fulfill its obligation by assigning its claim for an input VAT tax refund to the supplying Party in the form prescribed by law (§ 46 AO); any interest, penalties, late-payment surcharges or similar ancillary tax charges resulting from or in connection with VAT shall be borne by the Party whose act, omission, delay, incorrect invoice, incorrect VAT treatment or failure to cooperate has caused such interest, penalties, surcharges or charges. To the extent the cause cannot be allocated to one Party, such amounts shall be borne by the Parties in proportion to their respective responsibility; only where no such allocation is possible shall such amounts be borne equally by the Parties Should VAT be legally owed by the recipient Party under pertinent VAT rules, the supplying Party shall issue the recipient Party likewise a proper invoice in accordance with the said provisions. Nothing in this clause 10.4. shall be construed as having any influence on the purchase price.

10.5.	The Parties acknowledge and agree that the VAT treatment described in this clause 10.5 relates only to the transfer of the Business under this Agreement. Any agreements entered into pursuant to clause 15, including the framework contract manufacturing agreement, project agreements, equipment transfer agreements, lease agreement and transitional services agreement, shall be assessed separately for VAT purposes in accordance with their respective terms and the applicable VAT rules, unless (to the extent) such agreements (and the execution and consummation thereof by the Parties) form part of the transfer of the Business under pertinent VAT rules. Nothing in this clause 10 shall be construed as causing any supplies under such agreements to be treated as part of the non-taxable transfer of the Business, unless and to the extent pertinent VAT rules requires otherwise.

10.6.	The Parties shall cooperate in good faith in relation to any VAT treatment of the transactions contemplated by this Agreement, including by providing information reasonably required for VAT purposes, preserving and making available documentation evidencing the transfer and continuation of the Business, issuing or correcting invoices where legally required, and taking reasonable steps to avoid or mitigate any VAT cost (including, for the avoidance of doubt, using reasonable efforts to agree on the appropriate procedural approach, including, where appropriate, objections, appeals, invoice corrections, amended VAT returns or applications for binding information or rulings), provided that no Party shall be required to conduct proceedings or take any action that would be inconsistent with applicable law or materially prejudice its own tax position. For a period of twenty-four (24) months following the Effective Date, Purchaser shall, upon Seller’s reasonable request, provide reasonable evidence of the continuation of the Business, including information on the operational use of the Sold Assets, Transferred Employees, Assumed Agreements and Assumed Liabilities, in each case to the extent reasonably required to support the VAT treatment under this clause 10 and subject to applicable law and confidentiality obligations.

10.7.	The Parties acknowledge that the acquisition of the Business under this Agreement may give rise to a statutory liability of the Purchaser as acquirer of a business (Betriebsübernehmer) pursuant to section 75 AO for taxes and ancillary tax obligations (steuerliche Nebenleistungen) of the Seller attributable to the Business (herein “Pre-Closing Tax Liabilities”). In addition to clause 3.2.4, Pre-Closing Tax Liabilities shall constitute Excluded Liabilities. The Purchaser shall not assume any liability for any taxes, social security contributions, other public charges or ancillary tax obligations (including interest, surcharges, penalties and late-payment surcharges) relating to the Business or the Sold Assets which arose or became due prior to the Effective Date, except to the extent reflected expressly assumed as Assumed Liabilities.

10.7.1.	Seller shall, without undue delay (unverzüglich) after the Signing Date, request from the competent tax office (Finanzamt) a tax clearance certificate (steuerliche Unbedenklichkeitsbescheinigung) confirming that no tax arrears exist which could give rise to a liability of the Purchaser under section 75 AO (the “Tax Clearance Certificate”).

Seller shall use its best efforts to obtain the Tax Clearance Certificate prior to the Closing Date and shall keep the Purchaser informed about the status of the application. If the Tax Clearance Certificate discloses outstanding Pre-Closing Tax Liabilities, Seller shall, at its own cost, satisfy such liabilities prior to the Closing Date or provide security reasonably acceptable to Purchaser considering the amount of the liability (e.g. escrow deposit or bank guarantee).

10.7.2.	Seller shall indemnify and hold harmless (freistellen und schadlos halten) Purchaser from any Pre-Closing Tax Liabilities under section 75 AO and all liabilities, losses, damages (excluding any lost profits) and external costs, including any reasonable, documented external advisory fees arising from any claim against the Purchaser under section 75 AO, provided that (i) sections 249 et seq. BGB, in particular section 254 BGB, shall apply mutatis mutandis in respect of such liabilities, losses etc., and (ii) the said advisory fees have been incurred with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or are necessary to meet mandatory procedural deadlines. Any payment claim of the Purchaser under this clause 10.7 shall become due and payable only once the relevant liability notice (Haftungsbescheid) has become final and non-appealable (bestandskräftig) or Purchaser had to pay such liabilities by request of the tax authorities at an earlier date, unless the Seller has agreed in writing to an earlier settlement

The Purchaser shall notify the competent tax authority of the commencement of business operations within the meaning of section 138 (1) AO within one (1) month after the Closing Date and shall furnish the Seller with appropriate evidence of such notification.

The limitations on Seller’s liability set forth in clauses 14.3, 14.4 (de-minimis and maximum liability amount of Seller) and 14.5 (time limitations) shall not apply to claims under this clause 10.7. Claims under this clause 10.7 shall be time-barred six (6) months after the relevant liability notice (Haftungsbescheid) has become final and non-appealable (bestandskräftig), but in no event later than five (5) years after the Closing Date. The applicable limitation period shall not be suspended in accordance with section 203 BGB.

10.7.3.	Seller shall, upon request, provide Purchaser with all information regarding the tax affairs of the Business for periods prior to the Effective Date to the extent necessary to assess or defend against any liability under section 75 AO. In the event any tax authority asserts a claim against the Purchaser under section 75 AO, the Purchaser shall promptly notify the Seller. Seller shall, at its own cost, be entitled to assume the defense of such claim, including the submission of objections (Einspruch) and the conduct of any administrative or court proceedings. The Purchaser shall not acknowledge, settle or pay any such claim without the Seller’s prior written consent (not to be unreasonably withheld). For the avoidance of doubt, clauses 14.6 and 14.7 shall apply, unless (to the extent) not otherwise provided for in this clause 10.7.3.

11.	Representations of Seller

11.1.	Seller hereby represents and warrants (sichert zu und garantiert) to Purchaser by way of an independent performance guarantee within the meaning of section 311 BGB that the statements contained in this clause 11 (the “Representations”) are true and correct as of the Signing Date and, if and to the extent explicitly stated with regard to the relevant Representation, but in any event with regard to the statements in clause 11.1.1 to 11.1.3, also as of the Closing Date. The Parties agree that (i) Seller shall be liable for any breaches of the Representations in this clause 11 irrespective of any fault of Seller (verschuldensunabhängig), (ii) Seller’s liability shall be subject to the de minimis amounts, thresholds, maximum amounts and other modalities and limitations set forth in clause 14, and (iii) in view of these modalities and limitations the representations in this clause 11 shall neither constitute a quality agreement (Beschaffenheitsvereinbarung) within the meaning of section 434 para. 1 BGB nor a warranty of the condition (Beschaffenheitsgarantie) within the meaning of section 444 BGB.

11.1.1.	Seller is a limited liability company duly formed and validly existing under German law. Seller has all corporate powers required to carry on the Business as presently conducted. No bankruptcy or insolvency proceedings are pending with respect to Seller.

11.1.2.	The execution and performance of this Agreement and the consummation of the transactions herein are within Seller’s power, do not violate the articles of association or by-laws of Seller and have been duly authorized by all necessary corporate action on the part of Seller.

11.1.3.	In each case except as disclosed in Exhibit 11.1.3, Seller is the sole owner of the assets as specified in clause 1.1.1(a) and clause 1.1.1(b) (assets and inventories) and has the unrestricted right to sell such assets in accordance with the provisions of this Agreement. Such assets are not encumbered by any rights of third parties, except for usual retention of title rights of suppliers securing their claims that have arisen in the conduct of the Business. Seller is fully authorized to dispose of the aforesaid assets.

11.1.4.	With regard to the assets as specified in clause 1.1.1(a) and clause 1.1.1(b) (assets and inventories), unless such assets and inventories are sold and / or to be transferred under Excluded Agreements and / or Excluded Liabilities (particularly regarding the excluded purchase orders listed in Exhibit 3.2.1), no legal disputes or administrative proceedings with an aggregate value of more than EUR 100,000 are pending against Seller or threatened in writing.

11.1.5.	There are no product related warranty claims with an aggregate value of more than EUR 250,000 pending against Seller with respect to the Business.

11.1.6.	To the Seller’s Best Knowledge, the material fixed assets (such as operating and office equipment) used in the Business on the Signing Date are in a normal state of preservation appropriate to their age and use.

11.1.7.	The information regarding the Business Employees contained in Exhibit 4.4.1 is true and correct in all material respects and summarizes the following terms and conditions: (i) type of contract, (ii) job category (meaning executive, middle manager, white collar, blue collar), (iii) the annual gross salary, (iv) hiring date, (v) benefit and or bonus to which they are entitled to for the financial year 2026, (vi) applicable notice periods, (vii) annual vacation entitlement, (viii) special protection against dismissal (in particular works council membership, parental leave, maternity protection, severe disability or equivalent status), (ix) grouping under an applicable collective bargaining agreement, if any, and (x) semi-retirement arrangements including, if applicable, start of the release phase and end date.

11.1.8.	Exhibit 4.4.1 identifies employees who are considered key employees for operating the Business (the “Key Employees“). None of the Key Employees has given or received written notice of termination of his or her employment relationship. Further no termination agreement has been concluded with any of the Key Employees.

11.1.9.	Exhibit 11.1.9 contains a correct and complete list of all applicable (i) collective bargaining agreements, (ii) works council agreements (including reconciliations of interests and social plans) and (iii) general undertakings (Gesamtzusagen) by which Seller is bound, that are applicable to any of the Business Employees.

11.1.10.	Unless stipulated otherwise in Exhibit 11.1.10, no labor disputes or labor claims are pending (whether involving Seller as claimant or defendant or other party), and Seller has not received any written notice as regards any threatened dispute, in relation to any existing employment relationship or in any case related to employment matters with any Business Employee. Unless stipulated otherwise in Exhibit 11.1.10 there are no other pending or threatened proceedings before other authorities or courts, in particular but not limited to integration authorities, or social courts or administrative courts, reconciliation boards (Einigungsstelle) to which the Seller is a party o. The Seller further confirms that there are no strikes or works stoppages involving the Business.

11.1.11.	Unless stipulated otherwise in Exhibit 4.4.1, there are no transaction bonus payments, no retention bonus payments or similar employee participation programs that are triggered by the transfer of employees under this Agreement and result in payment obligations vis-à-vis any of the Business Employees.

11.1.12.	To the Seller’s Best Knowledge, each of the Assumed Agreements according to Exhibit 2.1 is in full force and effect. (i) Seller has not received a written notice of termination with respect to, and (ii) is not in material breach of, any of the Assumed Agreements.

11.2.	For the purpose of the above Representations, “Seller’s Best Knowledge” shall mean exclusively the actual knowledge as of the Signing Date of the persons set forth in Exhibit 11.2, excluding any knowledge of any third party and any other deemed or attributed knowledge (including knowledge available in Seller’s business).

11.3.	Purchaser’s rights arising from any inaccuracy of any of the Representations shall be limited to damage claims against Seller, subject to the provisions of clause 14.

12.	Representations of Purchaser

Purchaser hereby represents and warrants (sichert zu und garantiert) to Seller by way of an independent performance guarantee within the meaning of section 311 BGB that:

12.1.	Purchaser is a company duly formed and validly existing under the laws of the State of Maine. Purchaser has all corporate powers required to carry on its business as presently conducted. No bankruptcy or insolvency proceedings are pending with respect to Purchaser;

12.2.	the execution and performance of this Agreement and the consummation of the transactions herein are within Purchaser’s power, do not violate the articles of association or by-laws of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser; and

12.3.	Purchaser has sufficient immediately available funds or binding financial commitments to enable Purchaser to make all payments required to be made by it under this Agreement, including the Purchaser’s obligations under Clause 7.6.2.

13.	Conduct of Business until Closing Date

13.1.	In the period between the Signing Date and the Closing Date, and in each case subject to the Reorganization and the provisions of this clause 13, Seller shall continue to conduct the Business in the ordinary course, consistent with past practice, to the extent commercially reasonable.

13.2.	Without limiting the generality of clause 13.1 and to the extent Seller legally may without breaching any regulatory and / or other legal provisions, Seller shall refrain from

13.2.1.	any sale, purchase or disposal of fixed assets pertaining exclusively to the Business, including plants, machinery, integrated software programs, tooling, technical and other equipment, office furniture and fixtures) with a value per asset in excess of EUR 100,000 in the individual case;

13.2.2.	any sale or disposal of the listed inventories (works in progress and finished products) pertaining exclusively to the Business for any purpose other than for the manufacture of products manufactured or fulfilment of purchase orders by Seller as part of the Business outside of the ordinary course of business in accordance with past practice, whereby the Parties acknowledge and agree that any disposal of listed inventories under Excluded Agreements and / or Excluded Liabilities (particularly regarding the excluded purchase orders listed in Exhibit 3.2.1) shall be deemed in line with the ordinary course of business;

13.2.3.	any termination or material change to the terms and conditions of the Assumed Agreements specified in Exhibit 2.1;

13.2.4.	any material change of manufacturing processes for the Metal Production Operations;

13.2.5.	any conclusion of new orders or contracts with customers pertaining to the Business with an individual contract value in excess of EUR 500,000, excluding / except for agreements between Seller and other ams OSRAM Group Companies and orders and / or contracts in line with ordinary course of business in accordance with past practice;

13.2.6.	any increase of the remuneration and/or any grant of new benefits, or any extension of significant benefits to any of the Business Employees, except as required by law or collective bargaining, or as consistently made for all similarly situated employees of Seller or otherwise in the ordinary course of business, consistent with past practice;

13.2.7.	any hiring of any new employees for the Business if the relevant terms of employment contain provide for an annual gross salary exceeding an amount of EUR 100,000 in the individual case without Purchaser’s prior approval. In the case of employees who are hired for or assigned to the Business in the period between the Signing Date and the Closing Date as replacements or for the purpose of filling existing vacancies in the Business, such consent shall not be unreasonably withheld, conditioned or delayed;

13.2.8.	any material change in the terms of employment (including compensation or severance payments or dismissals) of Business Employees other than those required by law or collective bargaining increases out of sole control by Seller’s management; and

13.2.9.	any agreement or commitment of the Seller to do any of the foregoing.

13.3.	Seller shall duly inform Purchaser with respect to all material matters of the Reorganization and the Employee Reduction per clause 4.3, subject to applicable legal requirements and restrictions (e.g. GDPR) and required approvals of third parties (e.g. works councils).

14.	Seller’s Liability

14.1.	In the event of any inaccuracy of any of Seller’s Representations or a breach by Seller of any of its obligations under this Agreement, Seller is obligated to put Purchaser into the same position that it would have been in if the Seller’s Representations had been correct; Purchaser shall first give Seller the opportunity to remedy the breach (Naturalrestitution) within eight (8) weeks; if such remediation fails, or if Seller elects in its own discretion, Seller shall pay to Purchaser monetary damages. Any damage claims of Purchaser under this Agreement shall be limited to a recovery of the direct damage suffered as a result of the breach, excluding lost profits, consequential or indirect damages, reductions in the value of the Business, frustrated expenses and internal overhead or similar costs.

14.2.	Any indemnifiable loss shall be computed net of any present or future benefits (including tax benefits) (Vorteilsanrechnung) and any amounts recovered or recoverable from third parties (including insurance companies) in respect of the relevant matter; in the event the Business’ insurance coverage is reduced after the Closing Date, the foregoing shall also apply mutatis mutandis with respect to any insurance claims which would have existed if this coverage, as existing prior to the Closing Date, had been continued without change.

14.3.	Claims of Purchaser under this Agreement arising out of any inaccuracy of Seller’s Representation (“Purchaser’s Claim”) shall be excluded if and to the extent (i) Purchaser has on the Signing Date actual knowledge of the underlying facts constituting a Purchaser’s Claim or (ii) the facts or circumstances underlying or giving rise to such Purchaser’s Claim are in

14.3.1.	this Agreement including its Exhibits;

14.3.2.	the data room CHROME operated by Thomson Reuter,

[*]

(“Data Room”); access to which was granted to Purchaser, its representatives and/or professional advisors from May 2026 until 3 (three) Business Days prior to the Signing Date, 24.00 CET (the “Cut-Off Date”) and

14.3.3.	all written answers of Seller in the Data Room to questions by Purchaser, its representatives and/or its advisors during the due diligence.

A printed copy of the index of documents and information made available to Purchaser in the Data Room as at the Signing Date (the “Data Room Index”) is attached hereto as Exhibit 14.3.

14.4.	Purchaser shall only have damage claims under this Agreement if and to the extent a claim individually exceeds an amount of EUR 50,000. Seller’s aggregate liability under the Representations shall, together with any other liability of Seller under or in connection with this Agreement, be limited to an amount equal to EUR 1,800,000 (in words: one million eight hundred thousand Euro).

14.5.	Claims of Purchaser under the Representations shall be time-barred upon the expiration of twelve (12) months after the Closing Date. All other claims of Purchaser under or in connection with this Agreement shall be time-barred at the latest upon the expiration of a period of eighteen (18) months after the Closing Date. The applicable limitation period shall not be suspended in accordance with section 203 BGB.

14.6.	Purchaser shall without undue delay, in no event later than fifteen (15) Business Days after having obtained knowledge of the relevant facts, notify Seller of any inaccuracy of a Representation or breach of this Agreement by Seller.

14.7.	In the event that a third party asserts any claim against Purchaser or the Business which may result in any liability of Seller under this Agreement, Purchaser shall promptly inform Seller of the third-party claim and give Seller the opportunity to assume at any time, to the fullest extent possible, the defense of the third-party claim. The foregoing shall include, in particular, Seller’s right to select counsel to Purchaser, to direct any negotiations with the relevant third party and to take all decisions regarding the commencement, conduct or termination of any litigation or arbitration proceedings. Purchaser shall, for this purpose, promptly deliver to Seller and its representatives copies of all correspondence relating to the third-party Claim and grant them access to all relevant managers and personnel of the Business. Purchaser shall not acknowledge or settle a claim without Seller’s prior written consent to the extent that such claims may result in a liability of Seller under this Agreement.

14.8.	If and to the extent Purchaser fails to comply with any of its obligations set forth in subsections 14.6 or 14.7, Seller shall be released from its respective indemnification obligation under this Agreement.

14.9.	Any payments by Seller pursuant to this clause 14 or under any indemnity or similar obligations contained in this Agreement shall be deemed to be a subsequent adjustment of the Purchase Price.

14.10.	Any rights of Purchaser not explicitly contained in this Agreement, including those pursuant to sections 434 et seq. BGB or arising out of breach of contract (sections 280 et seq., 241 para. 2 BGB), breach of pre-contractual obligations (sections 311 para. 2 and 3 BGB), frustration of contract (section 313 BGB) or tort are hereby waived. The foregoing applies, without limitation, to any rights of Purchaser to terminate this Agreement. Any rights of Purchaser arising out of Seller’s own willful misconduct that cannot be waived under mandatory law shall not be affected thereby.

15.	Certain Agreements

On the Closing Date, the Parties (themselves or through affiliated companies) shall enter into the framework contract manufacturing agreement and the related project agreements, the lease agreement, and the transitional services agreement, each substantially in the form of the drafts attached as Exhibit 15a), Exhibit 15b), Exhibit 15c) and Exhibit 15d).

16.	Cooperation; Access to Information and Resources between Signing and Closing

16.1.	The Parties shall execute all agreements or documents and take, or cause to be taken, all other actions which are necessary in order to effect the transfer of the Business to Purchaser in accordance with the terms of this Agreement (with regard to personal data, in compliance with applicable data protection regulations).

16.2.	The Parties shall assist each other and, in particular, make available to each other all relevant documents and information relating to the Business, to the extent necessary in connection with the preparation of any financial statements (including the Effective Date Statement), any third party litigation, any investigation by a court or public authority, any tax return or audit, or in order to comply with any legal requirements. Each Party shall keep all books and records in its possession and relating to the Business, including those relevant for tax purposes, as long as required under applicable law.

16.3.	Seller shall grant access to Purchaser if there is a legitimate interest to all records remaining with Seller (except corporate records – gesellschaftsrechtliche Unterlagen) and documentation remaining with Seller – in any form – which exclusively pertain to the Business at normal business hours. Purchaser shall be entitled to make copies of such records and documentation, taking into consideration any data protection and secrecy obligations.

16.4.	In the period between the Signing Date and the Closing Date, Seller shall

16.4.1.	upon reasonable request by Purchaser and at reasonable times during normal business hours, provide Purchaser with reasonable access to the plant manager responsible for the Business and other designated operational, finance and HR representatives of Seller as reasonably requested by Purchaser with a view to the transition of the Business to the Purchaser, or the Acquisition Company, as the case may be.

16.4.2.	reasonably cooperate with Purchaser for purposes of transition planning, provision of preliminary financial information for 2026 required for the significance test of Purchaser regarding clause 16.6, as soon as reasonably possible after February 1 if the parties determine that transaction will not close by March 1, 2027, preparation of the post-Closing integration of the Business, operational readiness planning, supplier and customer transition and handover planning,

16.4.3.	reasonably cooperate with Purchaser for purposes of Purchaser’s future business planning,

16.4.4.	consider in good faith any practical advice and recommendations from Purchaser.

Anything under this clause 16.4, particularly regarding clause 16.4.3, shall at all times be subject to applicable law, including antitrust, merger control, foreign direct investment, export control, sanctions, employment, tax and data protection law, and applicable confidentiality obligations vis-à-vis third parties. Nothing shall limit Seller’s sole control over the Business until Closing.

16.5.	Seller shall grant Purchaser the opportunity to observe an inventory count of the Metal Operations Business. For this purpose, the Seller shall duly and timely inform the Purchaser in advance of the timing of the inventory count, and grant Purchaser reasonable access. The inventory count shall be performed in the period of ten (10) Business Days prior to the Scheduled Closing Date.

16.6.	In the event the Closing has not occurred by February 1, 2027 at the latest, and the Parties mutually determine in good faith that the Closing is not likely to occur on or prior to March 1, 2027, the Purchaser shall determine whether the significance test required under Rule 1-02(w) of Regulation S-X of the U.S. Securities and Exchange Commission will be applicable to this transaction. Should Purchaser, due to mandatory acquisition financial requirements applicable to the Purchaser, namely the applicable significance test pursuant to Rule 1-02(w) of Regulation S-X by the SEC, require an audit of the Business because the Closing is projected to occur after March 1, 2027, the Seller shall reasonably cooperate with Purchaser to provide such audit as required by applicable law or stock exchange regulations. The Purchaser shall bear all costs in connection with such audit, including without any limitation internal costs of Seller.

17.	Notices/Miscellaneous

17.1.	All notices, requests and other communication in connection with this Agreement shall be made in writing in the English language and shall be delivered personally or sent by registered mail (Einschreiben), via E-mail transmitted pdf copies of originals, or courier, to the addresses below or to such other addresses as may be specified by any Party to the other Parties in the same manner:

If to Seller, to:
OSRAM GmbH, Marcel-Breuer-Straße 4, 80807 Munich
Attn.:
[*]

and

[*]

with a copy to:
Wendelstein Rechtsanwälte PartGmbB
Attn: [*]

If to Purchaser, to:

Elmet Technologies LLC

1560 Lisbon St.

Lewiston, Maine 04240 USA
Attn. [*]

with a copy to:
Office of Corporate Counsel

280 Fore Street

Portland Maine 04101
Attn: [*]

or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing. The requirement to provide copies to certain parties shall be for convenience purposes only and failure to send such copy shall not affect the validity of service of any notice.

17.2.	Each Party shall bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement, including the fees, costs and expenses of its respective advisors.

17.3.	A Party may not assign or otherwise transfer, in whole or in part, any of its rights or obligations under or in connection with this Agreement without the prior written consent of the other Party.

17.4.	Each Party shall keep confidential and not disclose to any third party the content of this Agreement and any business and trade secrets and other confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party. Any press releases and other public communication in connection with this Agreement shall require the prior consent of the respective other Party. Notwithstanding the above, each Party may disclose the existence (but not the terms) of this Agreement to parties Purchaser deems necessary for the successful completion of this transaction and any information as required in order to comply with applicable law or an enforceable order of a court or public authority.

17.5.	The conclusion of this Agreement shall be made via AdobeSign or DocuSign. Any amendment or supplement to this Agreement and any waiver of a right hereunder must be made by written instrument duly executed by the Parties, unless a stricter form is required by law; AdobeSign or DocuSign shall qualify as written instruments for purposes of this Agreement. The foregoing provisions shall also apply with respect to a waiver of the requirement of the written form pursuant to this subsection.

17.6.	This Agreement (including its exhibits) contains the entire agreement between the Parties with respect to the subject matter hereof; no side agreements have been entered into. This Agreement supersedes all prior agreements and understandings with respect to its subject matter.

17.7.	No provision of this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

17.8.	This Agreement shall be governed by the laws of the Federal Republic of Germany excluding the UN sales law.

17.9.	Any disputes under or in connection with this Agreement (including those regarding its validity) shall be finally settled in accordance with the rules of arbitration of the German Institution of Arbitration e.V. (DIS) in the version effective at the commencement of the arbitration proceedings without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators. The place of the arbitration proceedings shall be Munich. The language of the arbitral proceedings shall be English. Taking evidence shall also be permitted in the German language.

17.10.	The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of its provisions. The exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the exhibits as a whole.

17.11.	Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The same shall apply if this Agreement turns out to be incomplete (in particular as a result of the Parties’ unintended failure to contemplate an issue). The invalid or unenforceable provision shall be deemed to be substituted by, and, in order to fill the gap, the Parties shall be deemed to have agreed upon, a suitable and equitable provision which, to the extent legally permissible, comes closest to the purpose of the invalid or enforceable provision or to the presumed intent of the Parties if had they considered the matter.

[signature page follows]

Signature Page
Asset Purchase Agreement regarding the Metal Production Operations

OSRAM GmbH	Elmet Technologies LLC

Munich, 3 September 2026	by The Elmet Group Co. Portland, Maine, Date: 3 September 2026

Signature: Rainer Barthel Name: Rainer Barthel Function: Senior Vice President Managing Director (Geschäftsführer)	Signature: Peter V. Anania Name: Peter V. Anania Function: Chief Executive Officer, The Elmet Group Co.

Signature: i.V. Michael Goehr Name: Michael Goehr Function: Head of M&A Attorney-in-fact (Bevollmächtigter)

Exhibit (D): Overview Factory Floor Space

Exhibit D-1

Exhibit 1.1.1: Location Plan

Exhibit 1.1.1-1

Exhibit 1.1.1(a): Assets

Exhibit 1.1.1(a)-1

Exhibit 1.1.1(b): Inventories

Exhibit 1.1.1(b)-1

Exhibit 2.1: Assumed Agreements

Exhibit 2.1-1

Exhibit 3.1: Assumed Liabilities

Exhibit 3.1-1

Exhibit 3.2.1: Excluded Purchase Orders

Exhibit 3.2.1-1

Exhibit 4.2: Employee Reduction Process

Exhibit 4.2-1

Exhibit 4.4.1: Business Employees

Exhibit 4.4.1-1

Exhibit 4.9: Social Plan

Exhibit 4.9-1

Exhibit 4.11.1: Retirement Benefit Plans

Exhibit 4.11.1-1

Exhibit 4.11.2: Actuarial Assumptions and Methods

Exhibit 4.11.2-1

Exhibit 7.6.2: Draft Equity Commitment Letter

Exhibit 7.6.2-1

Exhibit 7.6.3: Transfer and Assumption Agreement

TRANSFER AND ASSUMPTION AGREEMENT

regarding the

Metal Production Operations

dated [●]

between

(1)	OSRAM GmbH, Marcel-Breuer-Straße 4, 80807 Munich, Germany, registered with the commercial register of the local court of Munich under number HRB 201526,

– “Transferor”–

(2)	[To be adjusted accordingly, if Acquisition Company is to assume the Business: Elmet Technologies LLC, [●], registered with [●] under number [●]

–“Transferee”–

(3)	[Only required, if Acquisition Company is to assume the Business: Elmet Technologies LLC, [●], registered with [●] under number [●]

–“Elmet” –]

[Elmet,] Transferor and Transferee individually a “Party” and together the “Parties” [and Transferor and Elmet together the “APA-Parties”].

Preamble

1.	Reference to the Asset Purchase Agreement; Effective Date	2
2.	Assignment of Sold Assets and Transfer of Title and Possession	2
3.	Assumption of Agreements, Business Relationships and Liabilities	3
4.	Miscellaneous	3

Exhibit 7.6.3-i

(3)	Preamble

(A)	The [Parties/Transferor as seller and Elmet as purchaser] have entered into an Asset Purchase Agreement dated [●] 2026 (the “Asset Purchase Agreement” or “APA”). This Transfer and Assumption Agreement (the “Agreement”) is made in accordance with clause 7.4.3 of the Asset Purchase Agreement.

(B)	Under the Asset Purchase Agreement, Transferor has agreed to sell to [Trans-feree/Elmet] the assets, liabilities and contractual relationships pertaining to the Metal Production Operations (as defined in Preamble (B) of the Asset Purchase Agreement) and [Transferee/Elmet] has agreed to acquire these assets, liabilities and contractual relationships directly or through an Acquisition Company. Pursuant to clause 7.6.3 of the Asset Purchase Agreement, the APA-Parties have agreed to transfer title to the Sold Assets, expectant right (Anwartschaftsrechte) within the meaning of clause 1.1.3 of the Asset Purchase Agreement, any rights and claims within the meaning of clause 1.1.4 of the Asset Purchase Agreement to [Trans-feree/Elmet] or the Acquisition Company and that [Transferee/Elmet] or the Acqui-sition Company shall assume the Assumed Liabilities and Assumed Agreements not by virtue of the Asset Purchase Agreement but a separate transfer and assump-tion agreement to be executed on the Scheduled Closing Date.

(C)	Transferor has updated Exhibit 1.1.1(a) and Exhibit 1.1.1(b) in accordance with clause 1.2.2 sentence 2 of the Asset Purchase Agreement as set out in the updated Exhibit 1.1.1(a) and Exhibit 1.1.1(b) hereto (such updated Exhibits for purposes of this Agreement the “Exhibit 1.1.1(a)” and “Exhibit 1.1.1(b)”, respectively).

(D)	Transferor has updated Exhibit 2.1 in accordance with clause 2.1 sentence 3 of the Asset Purchase Agreement as set out in the updated Exhibit 2.1 hereto (such up-dated Exhibit for purposes of this Agreement the “Exhibit 2.1”).

(E)	The APA-Parties have used their reasonable efforts to obtain the consent of the respective third parties to the assumption of the Assumed Agreements in accord-ance with clause 2.2 of the Asset Purchase Agreement. [The respective third parties have given their consent as set out in Exhibit (E) to this Agreement].

(F)	The Parties intend to consummate the transactions contemplated by the Asset Pur-chase Agreement in this Agreement.

Exhibit 7.6.3-1

Now, therefore, the Parties agree as follows:

1.	Reference to the Asset Purchase Agreement; Effective Date

1.1.	Reference to the Asset Purchase Agreement Unless otherwise indicated herein, the terms used in this Agreement shall have the meanings attributed to them in the Asset Purchase Agreement and all definitions set forth in the Asset Purchase Agreement shall also apply for the purposes of this Agreement. In the event of a conflict between this Agreement and the Asset Pur-chase Agreement or in the event of a gap (Regelungslücke), the terms and condi-tions of the Asset Purchase Agreement shall prevail.

1.2.	Closing Date and Effective Date Closing Date as used in this Agreement shall be the date hereof. Effective Date as used in this Agreement shall be [].

2.	Assignment of Sold Assets and Transfer of Title and Possession

2.1.	Assignment of Sold Assets and Transfer of Title Transferor hereby assigns and transfers to Transferee with effect in rem (mit din-glicher Wirkung) as of the Closing Date and with economic effect (mit wirtschaft-licher Wirkung) as of the Effective Date, and Transferee hereby accepts such as-signment and transfer, title to all of the Sold Assets which are contained in Exhib-its 1.1.1 (a) and 1.1.1 (b) as well as the other Sold Assets referred to in section 1 of the Asset Purchase Agreement (including, for the avoidance of doubt, Transferor’s expectant rights (Anwartschaftsrechte) (clause 1.1.3 of the Asset Purchase Agree-ment) and Transferor’s rights and claims in connection with the Sold Assets as fur-ther specified in clause 1.1.4 of the Asset Purchase Agreement). The assignment and transfer of title to the Sold Assets do not include any of the assets belonging to the Excluded Assets as defined in clause 1.1.2 of the Asset Purchase Agreement.

2.2.	Transfer of Possession Transferor hereby grants to Transferee possession (Besitz) to the movable Sold As-sets pursuant to the Asset Purchase Agreement (clause 1.1.1 (a), (b) and (f) of the Asset Purchase Agreement), including the keys to premises to the extent relevant for the Business. The transfer of possession shall be effected by Transferor deliver-ing the movable Sold Assets to Transferee (it being understood that if the Sold As-sets are already situated in the Premises leased by Transferee, the transfer of pos-session shall be deemed to have occurred when Transferee assumes possession of the Sold Assets). If and to the extent that Transferee does not take direct possession (unmittelbarer Besitz) of any movable Sold Assets on the Effective Date, the Parties hereby agree that Transferor shall, as from the Effective Date, hold those movable Sold Assets in safe custody as agent (Besitzmittler) for and on behalf of Transferee and shall deal with such movable Sold Assets in accordance with the reasonable instructions received from Transferee. If and to the extent that Transferor is not in actual possession of any movable Sold Assets on the Effective Date, Transferor hereby assigns to Transferee any and all claims against the respective possessor for delivery (Herausgabeansprüche) of such movable Sold Assets.

Exhibit 7.6.3-2

3.	Assumption of Agreements, Business Relationships and Liabilities

3.1.	Transferor hereby transfers and Transferee hereby assumes from Transferor by way of assumption of contract with full discharge of the original debtor (im Wege der befreienden Vertragsübernahme) with effect as of the Effective Date the Assumed Agreements as specified in Exhibit 2.1, however, with the exception of those other agreements pertaining to the Excluded Agreements as defined in clause 2.1 of the Asset Purchase Agreement.

3.2.	Transferor hereby transfers and Transferee hereby assumes from Transferor by way of assumption of debt with full discharge of the original debtor (im Wege der be-freienden Schuldübernahme) with effect as of the Effective Date all Assumed Lia-bilities sold pursuant to clause 3.1 of the Asset Purchase Agreement, however with the exception of the Excluded Liabilities as defined in clause 3.2 of the Asset Pur-chase Agreement, in particular without any liabilities relating to the purchase orders listed in Exhibit 3.2.1 of the Asset Purchase Agreement.

4.	Miscellaneous

4.1.	Each Party shall bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement, including the fees, costs and expenses of its respective advisors.

4.2.	A Party may not assign or otherwise transfer, in whole or in part, any of its rights or obligations under or in connection with this Agreement without the prior written consent of the other Party.

4.3.	Each Party shall keep confidential and not disclose to any third party the content of this Agreement and any business and trade secrets and other confidential infor-mation regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party. Any press releases and other public communication in connection with this Agreement shall require the prior consent of the respective other Party. Notwithstanding the above, each Party may disclose any information as required in order to comply with applicable law or an enforceable order of a court or public authority.

4.4.	Any amendment or supplement to this Agreement and any waiver of a right here-under must be made by written instrument duly executed by the Parties, unless a stricter form is required by law. The foregoing provisions shall also apply with re-spect to a waiver of the requirement of the written form pursuant to this subsection.

4.5.	This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof; no side agreements have been entered into.

Exhibit 7.6.3-3

4.6.	No provision of this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

4.7.	This Agreement shall be governed by the laws of the Federal Republic of Germany excluding the UN sales law.

4.8.	Any disputes under or in connection with this Agreement (including those regard-ing its validity) shall be finally settled in accordance with the rules of arbitration of the German Institution of Arbitration e.V. (DIS) in the version effective at the com-mencement of the arbitration proceedings without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators. The place of the arbi-tration proceedings shall be Munich. The language of the arbitral proceedings shall be English. Taking evidence shall also be permitted in the German language.

4.9.	The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of its provisions. The exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the exhibits as a whole.

4.10.	Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or en-forceability of the other provisions of this Agreement shall not be affected thereby. The same shall apply if this Agreement turns out to be incomplete (in particular as a result of the Parties’ unintended failure to contemplate an issue). The invalid or unenforceable provision shall be deemed to be substituted by, and, in order to fill the gap, the Parties shall be deemed to have agreed upon, a suitable and equitable provision which, to the extent legally permissible, comes closest to the purpose of the invalid or enforceable provision or to the presumed intent of the Parties if had they considered the matter.

[signature page follows]

Exhibit 7.6.3-4

Signature Page

Transfer and Assumption Agreement

OSRAM GmbH	Elmet Technologies LLC

Place, Date:	Place, Date:

Signature:	Signature:
Name:	Name:
Function:	Function:

Exhibit 7.7: Closing Confirmation

Exhibit 7.7-1

Exhibit 8.1: Working Capital

Exhibit 8.1-1

Exhibit 8.4: Preliminary Purchase Price Statement

Exhibit 8.4-1

Exhibit 8.6(i): Abstract Example Effective Date Balance Sheet

Exhibit 8.6(i)-1

Exhibit 8.6(ii): Effective Date Statement

Exhibit 8.6(ii)-1

Exhibit 8.8.1: Applicable Accounting Principles

Exhibit 8.8.1-1

Exhibit 11.1.3: Disclosure Schedule Assets and Inventories

Exhibit 11.1.3-1

Exhibit 11.1.9: Material Collective Employment Agreements

Works Agreements (WA) with the local works council

1	Amendment to WA Temporary Agency Work (2017)
2	WA 3-Shift Model Emitter
3	WA 4-Shift Metal Powder Production
4	WA 4-Shift Model Coarse Wire
5	WA 5-Shift Model Wire Plant
6	WA Assistance for Employees at Risk of Addiction (1990)
7	WA Bonus Scheme Fire Brigade
8	WA Discontinuation of Voluntary Shift and Function Allowances (2005)
9	WA Flexible Working Time (GAZ 2009)
10	WA Hardship Allowances (2005)
11	WA Hardship Allowances (2005)
12	WA Holistic Risk Assessment (2019)
13	WA Introduction 5-Shift Model (Wire)
14	WA Non-Smoking Protection
15	WA On-Call Duty IT
16	WA On-Call Duty Production/Workshop
17	WA Site Access Rules SchwabmOnchen (2009)
18	WA Smoking Areas (2016)
19	WA Temporary Agency Work
20	WA Training and Further Education (2021)
21	WA Use of PIA Software (2018)
22	WA Use of Security Systems

Exhibit 11.1.9-1

23	WA Use of Ticket Manager at SchwabmOnchen Plant (2019)
24	WA Working Time Accounts (2009)
25	WA Working Time Distribution Full-Time
26	WA On-Call Duty Electricians and Mechanics (2007)
27	WA On-Call Duty Mechanics (2003)
28	Protocol Note 5-Shift Model (Wire)
29	Protocol Note Adjustment 4/5 Shift
30	Protocol Note Hardship Allowance Special Shifts
31	Protocol Note Hardship Allowances Special/Additional Shifts (2005)
32	Protocol Note Poe Arctory Software (2026)
33	Protocol Note PoC LISA Digital Shift Log (2026)
34	Protocol Note Promotion of Further Education (2011)
35	WA Rule on Meal Vouchers for Overtime (2007)

Group Works Agreements

36	Amendment to the Group Works Agreement on Industry 4.0 Activities and Projects (4 September 2019)
37	Group Works Agreement on Respectful Conduct in the Work ace (27 February 2019)
38	Group Works Agreement on the Implementation of Part-Time Educational Leave (24 May 2017)
39	Integration Agreement (12 May 2016)
40	Annex 1 to the Integration Agreement
41	Annex 2 to the Integration Agreement
42	Group Works Agreement on Industry 4.0 Activities and Projects (13 May 2016)
43	Group Works Agreement on Internal Job Postings (21 February 2014)
44	Group Works Agreement on the Nomination and Selection Process for Participation in the Talent Programs (1O June 2026)
45	Group Works Agreement on the Nomination and Selection Process for Participation in the Talent Programs (26 November 2025)
46	Pilot Group Works Agreement on the Nomination and Selection Process for Participation in the Talent Programs (21 February 2024)
47	Amendment to the Pilot Group Works Agreement on Talent Programs (27 February 2025)
48	Group Works Agreement on Sabbaticals (2 September 2020)

Exhibit 11.1.9-2

49	Amendment to the Group Works Agreement on Sabbaticals (3 March 2021)
50	Group Works Agreement on the Individual Assessment of Employee Performance and Potential and on Employee Development (10 June 2026)
51	Group Works Agreement on the Implementation of the Key Expert Career Path (27 May 2020)
52	Group Works Agreement on iCoaching (4 March 2020)
53	Group Works Agreement on the Leadership Quality Gate (27 February 2019)
54	Group Works Agreement on the Use of HR Diagnostic Assessment Procedures (25 August 2017)
55	Annex 1: Corporate Development Center (C-DC)
56	Annex 3: 360° Feedback
57	Annex 3: 360° Feedback, as Amended on 30 November 2022
58	Annex 4: Sales Competency Development Initiative (SDI)
59	Annex 5: Use of Personality Assessments
60	Group Works Agreement on Mobile Working and Teleworking (18 November 2020)
61	Group Works Agreement on the Title Structure and Potential Career Paths within the ams OSRAM Group (29 November 2023)
62	Group Works Agreement between OSRAM Licht AG and the Group Works Council of OSRAM Licht AG on Honoring Employees for 25, 40 and 50 Years of Service (14 July 2026)
63	Group Works Agreement on Risk Assessments (17 June 2021)
64	Group Works Agreement on the Employee Suggestion Scheme of OSRAM Licht AG and Its Group Companies in Germany (24 May 2023)
65	Amendment to the Group Works Agreement on the Onboarding Plan (4 March 2020)
66	Amendment to the Group Works Agreement on the Onboarding Plan (4 March 2020)
67	Group Works Agreement on Work ace Integration Management (BEM) (18 May 2022)
68	Annexes to the Group Works Agreement on Workplace Integration Management (BEM) (7 June 2022)
69	Group Works Agreement on a Meal Allowance for Employees in Vocational Training (17 October 2023)
70	Group Works Council Arrangement on the Training of Bachelor’s and Master’s Dual-Study Students at OSRAM Licht AG (18 May 2022)
71	Group Works Agreement on Guidelines for the Use of Occupational Psychological Aptitude Assessments for Applicants for Vocational Training or a Dual-Study Program (23 February 2022)
72	Group Works Agreement on Occupational Psychological Aptitude Assessments for Applicants for Vocational Training or a Dual-Study Program (31 October 2019)
73	Group Works Agreement on the Trainee Program (23 February 2017)
74	Group Works Agreement on the Assessment of Apprentices (28 August 2015)

Exhibit 11.1.9-3

75	Workplace Rules dated 30 November 2022
76	Code of Conduct
77	Amendment to the Code of Conduct (26 November 2025)
78	Group Works Agreement Governing Partial Retirement Based on the Collective Agreement on Flexible Transition into Retire-ment, TV FlexO (27 November 2024)
79	Annex 1 to the Collective Agreement on Flexible Transition into Retirement, TV FlexO (24 February 2015)

General Works Agreements

80	General Works Agreement on the Modernization and Reorganization of the Occupational Pension Scheme for Employees Cov- ered by the Collective Agreement 2004-05-13.pdf
81	General Works Agreement on the Modernization and Reorganization of the Occupational Pension Scheme for Employees Not Covered by the Collective Agreement 2004-05-13.pdf
82	General Works Agreement on the Transition to BOA for Employees Covered by the Collective Agreement 2004-05-13.pdf
83	General Works Agreement on the Transition to BOA for Employees Not Covered by the Collective Agreement 2004-05-13.pdf
84	Payout Guidelines for Employees Covered by the Collective Agreement 2004-05-13.pdf
85	Payout Guidelines for Employees Not Covered by the Collective Agreement 2004-05-13.pdf
86	Protocol Note on the BOA General Works Agreement 2004-05-13.pdf
87	Protocol Note on BOA Transfers Within the Group 2004-10-27.pdf
88	Protocol Note on Granting Contributions to Employees in Partial Retirement 2004-10-27.pdf
89	Protocol Note on the Temporary Pension in the Event of Incapacity for Work 2004-10-27.pdf
90	Protocol Note on the Calculation Method for Re acement in Special Cases 2004-10-27. pdf
91	Protocol Note on Determining BOA Interest Rates 2006-11-09.pdf
92	Protocol Note on Determining Contributions for Employees Covered by the Collective Agreement 2010-08-26.pdf
93	Protocol Note on Determining Standard Contributions for Employees Not Covered by the Collective Agreement 2010-08-26.pdf
94	BOA Protocol Note on Payout from Age 62 2011-12-09.pdf
95	BOA Protocol Note on the Reference Index 2012-02-16.pdf
96	BOA Protocol Note on 60plus 2012-08-30.pdf
97	BOA Protocol Note on the Reference Index 2025-11-26.pdf
98	BOA General Works Agreement Amendment to Annex 1 _signed.pdf

Exhibit 11.1.9-4

99	ERA Pay Grade with BOA Contribution Group from Fiscal Year 2026.pdf
100	BOA Protocol Note on Orphan’s Lump-Sum Benefit 2007-05-24.pdf
101	Service Times for WGD and SiFa (25.08.2011)
102	Protocol Note on the support for continuing education (25.08.2011)
103	General Works Agreement on Leadership and Cooperation (07.10.2001)
104	Addendum to the General Works Agreement on Leadership and Cooperation (30.08.2012)
105	Addendum to Annex 2 of the General Works Agreement on Leadership and Cooperation (30.08.2012)
106	General Works Agreement on Competency Management (16.02.2012)
107	Employee Appraisal - Extension to Employees Covered by the Collective Agreement (01.12.2000)
108	Guidelines for Employee Appraisals (01.12.2017)
109	General Works Agreement on Employee Appraisals (12.03.1997)
110	Employee Appraisal Records (Annex) (12.03.1997)
111	General Works Agreement on the Net Retention of Apprentices (20.05.2011)
112	General Works Agreement on the OSRAM Health Program (25.08.2017)
113	Respectful Conduct in the Workplace (17.11.2011)
114	General Works Agreement on the Retention of Apprentices Completing Their Training Early (16.03.2011)

IT Group works Agreements

115	Group Works Agreement DV RIC 13.08.2013 final 2013-08-30
116	Group Works Agreement_PPM SAP 20131120 intranet 2013-11-20
117	SAP ULM Group Works Agreement_20131120 2013-11-20
118	Group Works Agreement_on_ldea Management 2.0 29.11.2013 2013-11-29
119	Group Works Agreement_on_the e-Recruitin Tool_TALEO 21.02.2014 2014-02-21
120	Protocol Note on the Use of SurveyMonkey_21.02.2014 2014-02-21
121	Amendment to the Pilot Agreement Certificate Manager ESS MSS 23.05.2014 2014-05-23
122	Group Works Agreement on the Electronic Process TALEO Transitions_(Onboarding)_29.08.2014 2014-08-29 Group Works Agreement_on_the_lntroduction of Follow-Me-Print 29.08.2014 2014-08-29
123	Group Works Agreement_on_the_Introduction_of_Floow-Me_Print_29.08.2014 2014-08-29

Exhibit 11.1.9-5

124	Group Works Agreement on IBS FMEA Audits (29.08.2014) 2014-08-29 Group Works Agreement_SharePoint 28.11.2014 2014-11-28
125	Group Works Agreement_SharePoint_28.11.2014 2014-11-28
126	Group Works Agreement_SumTotal_Learning Management_28.11.2014 2014-11-28
127	Group Works Agreement on the Use of JIRA 06.03.2015 2015-03-06
128	Group Works Agreement on the Introduction and Use of SAP CRM 22.05.2015 2015-05-22
129	Group Works Agreement on E-Learning 28.08.2015 2015-08-28
130	Protocol Note on the Use of Lama-Po11_28.08.2015 2015-08-28
131	Protocol Note on the Use of Quick-Poll_28.08.2015 2015-08-28
132	Amendment to Appendix 7 of the SAP CRM Group Works Agreement_26.02.2016 2016-02-26
133	Group Works Agreement on the Use of the EHS Reporting Tool GO EHS 26.02.2016 2016-02-26
134	Protocol Note to the SAP CRM Group Works Agreement - Temporary Data Carve-Out 26.02.2016 2016-02-26
135	Appendix 1 Framework Group Works Agreement on the Relocation of IT Systems 13.05.2016 2016-05-13
136	Appendix 2a Framework Group Works Agreement on the Relocation of IT Systems 13.05.2016 2016-05-13
137	Appendix 2b Framework Group Works Agreement on the Relocation of IT Systems 13.05.2016 2016-05-13
138	Appendix 2c_Framework Group Works Agreement on the Relocation of IT Systems 13.05.2016 2016-05-13
139	Appendix 3 Framework Group Works Agreement on the Relocation of IT Systems 13.05.2016 2016-05-13
140	Framework Group Works Agreement on the Relocation of IT Systems 13.05.2016 2016-05-13
141	Protocol Note on the Intellectual Property Management System (IPMS)_13.05.2016 2016-05-13
142	Protocol Note on the Introduction of Tagetik at LEDVANCE 13.05.2016 2016-05-13
143	Group Works Agreement Limes Limit signed 2016-08-29
144	Group Works Agreement QLMS signed 2016-08-29
145	Protocol Note Process House Tool BIC 2017-02-27
146	Group Works Agreement MOM new Appendix 3 2017-03-06
147	Camstar Intelligence Reference v 6G.1 2017-08-24
148	Group Works Agreement Use of Camstar Enterprise MES 2017-08-24
149	Protocol Note Use of LeanlX 2017-08-24
150	Protocol Note_lntroduction of Tool Support 2017-08-24
151	Group Works Agreement BYOD Appendix 1 final 2018-03-01
152	Group Works Agreement_BYOD final_signedV1 2018-03-01

Exhibit 11.1.9-6

153	Group Works Agreement Office 365 final_signed 2018-03-01
154	Protocol Note Export Control-AES GmbH final_signed 2018-03-01
155	Group Works Agreement Windows10-final-signed 2018-06-06
156	Group Works Agreement-Introduction-Use-SAP-ARIBA final_signed 2018-09-05
157	Group Works Agreement Follow-Me-Printing - Amendment in Appendix 1 - signed 2019-02-27
158	Group Works Agreement-Office 365 regarding Amendment for Yammer and Whiteboard - signed 2019-02-27
159	Group Works Agreement RPA_signed 2019-09-04
160	Protocol Note to Group Works Agreement SAP ESS - regarding GHR Login signed 2019-09-04
161	Group Works Agreement ServiceNow (20.02.19) incl. Amendments through 18.11.19 2019-11-18
162	Appendices to the Salesforce Group Works Agreement 2020-03-04
163	Group Works Agreement Salesforce signed 2020-03-04
164	Amendment to Group Works Agreement SAP HR ESS and MSS final_for Intranet 2020-03-04
165	Supplementary Agreement to Group Works Agreement RPA (Chatbot)_signed 2020-04-03
166	Group Works Agreement IBM DOORS final_signed 2020-04-03
167	Protocol Note Office 365 Power Bl 2020-05-27
168	Framework Group Works Agreement SuccessFactors incl. Amendments through 27.05.2020 signed 2020-05-27
169	Group Works Agreement OSRAM Travel Setu signed 2020-09-02
170	Group Works Agreement on the Use of the Ticket Manager signed 2020-09-02
171	Pilot Agreement SF Recruiting Module Works Council Workflow signed 2020-11-18
172	Amendment to the Framework Group Works Agreement on the SuccessFactors Data Processing Application (03.03.2021) 2021-03-03
173	Pilot Agreement on the Use of an Augmented Reality Application at OSRAM Sites in Germany (03.03.2021) 2021-03-03
174	Amendment to Framework Group Works Agreement SF Employee Central Module 2021-05-19
175	Group Works Agreement Xactly_signed 2021-09-08
176	Group Works Agreement OSRAM Travel Setu Chrome River signed 2021-09-08
177	Amendment Group Works Agreement JIRA signed 2021-09-08
178	Amendment 0365 PowerBI_ServiceNOW signed 2021-09-08
179	Group Works Agreement SuccessFactors Amendment to Appendix 2 signed 2022-02-23
180	Amendment to Appendix 2 SuccessFactors signed 2022-05-18
181	Amendment to Group Works Agreement Follow-Me-Printing signed without JP 2022-05-19

Exhibit 11.1.9-7

182	Amendment to Appendix 2.4 (SharePoint Online incl. OneDrive and Delve) signed 2022-05-19
183	Group Works Agreement Ocelot Planview signed 2022-09-07
184	Amendment to Group Works Agreement MS Office 365 Power Bl signed 2023-05-24
185	Amendment to Group Works Agreement SuccessFactors EC signed 2023-10-17
186	Amendment to Group Works Agreement MS Office 365 Appendix 215 Annex 4 signed 2024-02-21
187	Appendix Microsoft Loop (Microsoft 365) 2025-06-04
188	Amendment to Group Works Agreement Microsoft 365 (Loop) 2025-06-04
189	Appendix 2-16 Microsoft Copilot signed 2025-07-18
190	Appendix-Teams Transcript signed 2025-07-18
191	Group Works Agreement Office2025-05 Amendment to Group Works Agreement 365_Teams Transcript and Copilot_Signed 2025-07-18
192	Framework Group Works Agreement Al 2025-11-26
193	Framework Group Works Agreement SuccesFactors 2025-11-26
194	Group Works Agreement ServiceNow 25.02.2026 2026-02-25
195	Framework Group Works Agreement SuccessFactors 26.11.2025 2026-02-25
196	Annex to Appendix 2.7 - Microsoft Teams
197	EC Appendix 1a Data Catalogue and Access Rights 230617 dx (002)
198	EC Appendix 2a Standard Reports_Overview 230817

Collective Bargaining Agreements

199	Framework Collective Agreement (26 April 2018)
200	Amendment to Section 1O A, Item 4 of the Framework Collective Agreement, effective 1 September 2022 (22 November 2022)
201	Amendment Agreement to the Framework Collective Agreement for Employees in the Bavarian Metal and Electrical Industry dated 1 April 2018 / Version as of 1 September 2022 (12 November 2024)
202	Collective Agreement on the Remuneration Framework (1 January 2014)
203	Collective Agreement on Remuneration (12 November 2014)
204	Collective Agreement on Eligibility Requirements (12 November 2024)
205	Collective Agreement on the Additional Collective Payment (12 November 2024)
206	Appendix on the Supplementary Amount to the Collective Agreement on the Additional Collective Payment (22 November 2022)

Exhibit 11.1.9-8

207	Appendix on Differentiation to the Collective Agreement on the Additional Collective Payment (22 November 2022)
208	Second Appendix on Differentiation to the Collective Agreement on the Additional Collective Payment (12 November 2024)
209	Collective Agreement on Employment Development (19 April 2021)
210	Collective Agreement on Flexible Transition into Retirement (TV FlexO) (12 March 2015)
211	Appendix 1 to TV FlexO (12 March 2015)
212	Collective Agreement on Mobile Working (TV MobA) (26 April 2018)
213	Wage Agreement for Permanent and Temporary Installation Workers in the Bavarian Electrical Industry (22 November 2022)
214	Supplementary Collective Agreement on the German Temporary Emoyment Act
215	Collective Agreement on Industry-Specific Bonuses
216	Collective Agreement on Training and Record Note
217	Collective Agreement on the Use of Temporary Agency Workers
218	Collective Agreement on Bicycle Leasing
219	Second Appendix to the Collective Agreement on Differentiation of the Additional Collective Payment (T-ZUG)
220	Record Note to the Collective Agreement on Bridge Part-Time Work
221	Collective Agreement on Securing the 13th Monthly Salary

Agreements with Executive Staff Committee

222	Framework Agreement January 2021 signed
223	BOA Regulation for Senior Executives 20040929
224	BOA_SprAU Regulation for Senior Executives 20040929
225	BOA Contributions OFK (not an official document)
226	Anniversary Guidelines for Senior Executives 2012

Exhibit 11.1.9-9

Exhibit 11.1.10: Material Disputes

Nothing to disclose.

Transitional Services Agreement

Exhibit 11.1.10-1

Exhibit 11.2: Knowledge Party

Transitional Services Agreement

Exhibit 11.2-1

Exhibit 14.3: Data Room Index

Transitional Services Agreement

Exhibit 14.3-1

Exhibit 15(a): Framework Contract Manufacturing Agreement

Transitional Services Agreement

Exhibit 15(a)-1

Exhibit 15(b): Project Agreements

Transitional Services Agreement

Exhibit 15(b)-1

Exhibit 15(c): Lease Agreement

Transitional Services Agreement

Exhibit 15(c)-1

Exhibit 15(d): Transitional Services Agreement

Transitional Services Agreement

dated [date] 2026

between

OSRAM GmbH

Marcel-Breuer-Straße 4, 80807 Munich, Germany

(“OSRAM GmbH”)

and

Elmet Technologies LLC
1560 Lisbon Street, Lewiston, Maine USA

(“Purchaser”)

and together with OSRAM GmbH the “Parties”, each a “Party”)

regarding

the provision of certain transitional services amongst the Parties

Transitional Services Agreement

1.	Definitions		1
2.	Provision of Transitional Services		3
	2.1	Services	3
	2.2	Change Requests	4
	2.3	Service Fees	5
	2.4	Liability	5
	2.5	Term and termination	6
	2.6	Licences and Consents	7
3.	Miscellaneous Provisions		7
	3.1	Costs and Taxes	7
	3.2	Notices	8
	3.3	Confidentiality and Announcements	9
	3.4	Assignment, Set-Off	10
	3.5	Entire Agreement; Joint Drafting; Counterparts	10
	3.6	Amendments and Waivers	10
	3.7	Data Protection	10
	3.8	Severability	11
	3.9	Force Majeure	11
4.	GOVERNING LAW / PLACE OF JURISDICTION		11
	4.1	Governing Law	11
	4.2	Place of Jurisdiction	11

Transitional Services Agreement

Exhibit 15(d)-i

Table of Annexes

Annex A	Description and Terms of the Services

Transitional Services Agreement

Exhibit 15(d)-ii

Recitals

A)	OSRAM GmbH is a member of the ams OSRAM group of companies, a multinational group listed on the SIX Swiss Exchange and one of the global leaders in innovative light and sensor solutions, registered with the commercial register of the local court of Munich under number HRB 201526.

B)	Purchaser is a one of North America’s leading fully integrated producers of tungsten and molybdenum products, registered with the Maine Secretary of State under File Number 20152419DC .

C)	On (DATE) 2026, OSRAM GmbH and Purchaser entered into an asset purchase agreement (“Asset Purchase Agreement”) regarding the assets, liabilities and contractual relationships pertaining to OSRAM GmbH’s metal pre-material production located at Mittelstetter Weg 2, 86830 Schwabmünchen, Germany as further defined in the Asset Purchase Agreement (the “Metal Production Operations”).

D)	In order to enable a smooth and expedient transition of the Metal Production Operations as defined in the Asset Purchase Agreement to Purchaser, the Parties wish to enter into this Transitional Services Agreement (the “Agreement”) for the provision of certain transitional services (the “Services”) by OSRAM GmbH as a service provider to Purchaser as a service receiver or by Purchaser as a service provider to OSRAM GmbH as a service receiver, for a transitional period following the closing of the sale of the Metal Production Operations to Purchaser.

E)	The description and terms of such Services are set forth in the table attached to this Agreement in Annex A.

Now, therefore, the Parties agree as follows:

1.	Definitions

The following terms used in Capitalized form in this Agreement shall have the following meaning:

Affiliate means an entity which Controls, is Controlled by, or is under common Control with another entity.

Agreement has the meaning set forth in Recital D)including the Recitals and all of its Annexes.

Annex means an annex to this Agreement.

Applicable Law means any supranational, federal, territorial, state or local statute, enactment, ordinance or other law (including in relation to tax), directive, regulation, order or decree, any form of delegated legislation, any treaty or international convention or resolution, as applicable from time to time in any relevant jurisdiction, in each case to the extent that the same is legally binding upon the relevant Person.

Asset Purchase Agreement has the meaning set forth in Recital C).

Transitional Services Agreement

Exhibit 15(d)-1

Business Day means any day, other than a Saturday or a Sunday, on which commercial banks in the city of Munich, are open for business.

Change Request has the meaning set forth in Section 2.2.1.

Closing means the consummation of the Asset Purchase Agreement.

Closing Date the date on which the Closing takes place.

Confidential Information has the meaning set forth in Section 3.3.1.

Control and Controlled means (i) the ownership of the majority of a company’s voting stock or the majority of its voting rights, (ii) the right directly or indirectly to appoint the majority of the members of the managing or administrative board (or of a similar managing authority with the power to represent the company) or (iii) the power to direct, or cause the direction of, the management by contract or otherwise. ..

Governmental Authority means any federal, territorial, state or local governmental authority, government or self-regulatory organization, commission, court, tribunal or organization or any regulatory, administrative or other body or agency, or any political or other subdivision, department or branch of any of the foregoing which has or claims to have competent jurisdiction over the relevant Persons or its business, property, assets or operations.

Metal Production Operations has the meaning set forth in Recital C).

Ordinary Course means the ordinary course of business, as carried out during the last twelve (12) months prior to the signing the of the Asset Purchase Agreement, consistent with past practice save for any adjustments required to adapt to current market conditions.

OSRAM GmbH has the meaning set forth on the cover Page.

Page means a page of this Agreement.

Parties/Party has the meaning set forth on the cover Page.

Performance Standards has the meaning set forth in Section 2.1.3.

Person means any individual person (natürliche Person), corporation, limited liability company, association, foundation or other incorporated legal entity (juristische Person), general or limited partnership, trust, Governmental Authority, or any other person or entity doing business.

Purchaser has the meaning set forth on the cover Page.

Reasonable Efforts means the standard of care and efforts that the Service Provider customarily applied in the Ordinary Course to the conduct of its own affair, unless where it has acted with gross negligence or wilful misconduct.

Recital means a recital of this Agreement.

Section means a section of this Agreement.

Transitional Services Agreement

Exhibit 15(d)-2

Services has the meaning set forth in Recital D).

Service Fees has the meaning set forth in Section 2.3.1.

Service Provider means the respective Party providing a Service under this Agreement.

Service Provider’s Country has the meaning set forth in Section 3.1.3.

Service Receiver means the respective Party receiving a Service under this Agreement.

Service Receiver’s Country has the meaning set forth in Section 3.1.3.

Tax or Taxes means any taxes on income, profits and gains, and all other taxes including any excise, property, value added, sales or transfer taxes, together with all penalties, charges and interest relating to any of the foregoing in each case if and to the extent payable to a Tax Authority and regardless of whether levied by means of assessment, withholding or otherwise. For the avoidance of doubt, Taxes shall not include deferred Taxes and/or notional Taxes such as reductions of loss carry-forwards and future depreciations.

VAT means (i) any value added tax within the meaning of Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax, as amended from time to time, and (ii) any comparable value added or sales tax under the laws of any other jurisdiction.

2.	Provision of Transitional Services

2.1	Services

2.1.1	As of the Closing Date, the Service Provider shall provide the Services to the Service Receiver as further specified in Annex A and on the terms set out in this Agreement.

2.1.2	The Service Receiver acknowledges and agrees that the Service Provider is not a professional provider of the Services and that the provision of the Services to third parties (including the Service Receivers) does not constitute a part of the ordinary business of the Service Provider.

2.1.3	The relevant Service Provider shall use Reasonable Efforts to provide the relevant Services with substantially the same scope, and in substantially the same manner and format and at such point in time or within such period of time, as they were provided to the Metal Production Operations in the Ordinary Course (“Performance Standards”).

2.1.4	Each Service Provider may subcontract any Service or any portion thereof to any other Person at their sole discretion; provided, however, that (i) the relevant Service Provider will provide notice to the relevant Service Receiver no later than thirty (30) calendar days prior to the engagement of any subcontractor that was not already engaged prior the date hereof and such subcontractor will be reasonably acceptable to the relevant Service Receiver, and (ii) the quality or availability of the respective Service(s) will not be adversely affected and the cost of the respective Services will not increase as a result of the engagement of any subcontractor.

Transitional Services Agreement

Exhibit 15(d)-3

2.1.5	The relevant Service Receiver and each relevant Service Provider will use their respective Reasonable Efforts to (i) cooperate with each other with respect to the provision of any Service, (ii) enable the provision of the Services in accordance with this Agreement and (iii) assist each other in connection with the transition from the performance of the Services by each Service Provider to the performance of the Services by the Service Receiver (in any event prior to the expiration or termination of this Agreement). The Parties will cooperate with each other to set up an appropriate organizational structure to facilitate the performance of their respective obligations under this Agreement. Each Party will appoint a suitably qualified and experienced program manager and substitute who will be responsible for the day-to-day co-operation between the Parties. The contact persons who will represent each Party in their relations under this Agreement are further described in Annex A to this Agreement.

2.1.6	No Service Provider will be obligated to provide or continue to provide any Services if and to the extent that the provision of such Services would violate any Applicable Laws.

2.2	Change Requests

2.2.1	If the relevant Service Receiver requires a change to the Services including additional functionalities or service levels, then it will submit a written request for change (“Change Request”) to the relevant Service Provider. Change Requests may be submitted by the relevant Service Receiver at any time.

2.2.2	Each Service Provider is entitled (but not obliged) to provide the relevant Service Receiver with an offer in respect of each Change Request within twenty (20) Business Days from the receipt of the Change Request. An offer will contain a proposal for implementing the Change Request, including a time plan for implementation and the assistance required from the Service Receiver and any resulting adjustment of the Service Fees and cost and expenses for implementing the Change Request.

2.2.3	The relevant Service Receiver shall accept or refuse a Service Provider’s offer within twenty (20) Business Days from the receipt of the offer. The relevant Service Provider is under no obligation to begin providing services for a requested change prior to the corresponding offer having been accepted by that Service Receiver.

2.2.4	If the relevant Service Receiver and Service Provider agree to proceed, then they will prepare an appropriate detailed implementation plan. The Parties will agree to any necessary amendments to Annex A.

2.2.5	Where the Service Provider:

(a)	wishes to make a Minor Change;

(b)	needs to make a change to a Service to ensure the proper security of its systems or its compliance with Applicable Law; or

(c)	changes the way it (or its relevant subcontractor) provides services similar to Services to other members of the Service Provider’s Group or policies generally applicable to members of the Service Provider’s Group, the Service Provider shall be entitled to do so without the consent of the Service Receiver.

Transitional Services Agreement

Exhibit 15(d)-4

2.3	Service Fees

2.3.1	In consideration for receiving the Services, the relevant Service Receiver shall pay to the relevant Service Provider a service fee at a cost plus 15% basis, unless otherwise explicitly set forth in Annex A (collectively the “Service Fees”) plus VAT, if any. The Service Fees shall be invoiced on a monthly basis in arrears until U+5 of the relevant month (i.e. the 5th Business Day of the month following the relevant month). The invoices shall specify in reasonable detail the Services rendered and the relevant Service Fees plus VAT, if any. The relevant Service Receiver shall pay every invoice without any deduction within a term of payment of thirty (30) calendar days after receipt of Service Provider’s invoice.

2.3.2	In case of a delay of payment of the invoice by more than 10 Business Days, the Parties agree upon an annual interest rate of 3%-points above the interest rate on the main refinancing operations of the European Central Bank. Due interest shall be calculated on a daily basis and shall be added to the indebted sum. The interest accrued shall be added to the next invoice and shall be paid by the relevant Service Receiver together with this invoice.

2.3.3	Each Service Provider reserves the right, by giving at least thirty (30) calendar days’ prior written notice to the Service Receiver, to increase the Service Fee(s) applicable to any Service provided hereunder to reflect any:

(a)	increases in the cost of labour, materials or other costs of providing its Services; and/or

(b)	changes to Applicable Laws affecting the provision of its Services; and/or

(c)	increase in the costs of the relevant Service Provider in performing its obligations under this Agreement which is due to any factor beyond the control of that Service Provider;

provided, however, that such increases or change of Applicable Laws, as the case may be, will be properly documented.

2.4	Liability

2.4.1	To the extent permitted by applicable laws, neither any Service Provider, its Affiliates nor any third party to which the provision of the relevant Services or their part have been subcontracted, shall have any liability to any Service Receiver whatsoever for or in connection with (i) any Services provided or to be provided by the relevant Service Provider pursuant to this Agreement and (ii) any actions or inactions of that Service Provider in connection with any such Services, in each case except to the extent that the relevant Service Receiver suffers a loss resulting from that Service Provider’s gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) in the course of providing such Services.

Transitional Services Agreement

Exhibit 15(d)-5

2.4.2	Upon a claim of a breach of this Agreement, the non-breaching Person will give the breaching Person a reasonable opportunity to correct the breach. If the breaching Person is able to cure the breach within ten (10) Business Days and the non-breaching Person has not incurred any actual losses, then the breaching Person will not be liable for any losses of the other Person hereunder.

2.4.3	Each Service Provider and each Service Receiver will use commercially reasonable efforts to mitigate and otherwise minimize its respective losses, whether direct or indirect, due to, resulting from or arising in connection with any failure by any Service Provider (on the one hand) or any Service Receiver (on the other hand), as applicable, to comply fully with any obligations under this Agreement, in each case, to the extent required by Applicable Law.

2.4.4	Notwithstanding anything contained herein, each Service Provider’s and its Affiliates’ aggregate liability to any Service Receiver under this Agreement and each Service Receiver’s and its Affiliates’ aggregate liability to each Service Provider (except for the obligation to pay the Service Fees) will in no event exceed the yearly amount of the Service Fees paid by the relevant Service Receiver for the relevant Services provided by the relevant Service Provider in Annex A.

2.4.5	There shall be no joint and several liability (keine Solidarhaftung) between the Service Providers.

2.5	Term and termination

2.5.1	The term of this Agreement will commence on the Closing Date and will continue until the termination of the last Service provided hereunder in accordance with Annex A. The relevant Service will automatically terminate upon the expiry of the maximum period indicated in relation thereto in Annex A, unless extended in writing by the Parties in mutual agreement upon request of a Service Receiver giving at least six (6) months prior written notice to the other Party to the end of the fixed term.

2.5.2	In case a minimum period is indicated therein, the relevant Service Provider may, upon the expiry of the relevant minimum period listed therein, terminate the relevant Service as per the end of a month with the relevant notice period, if any, as indicated in Annex A.

2.5.3	Notwithstanding 2.5.2 above, either Party may terminate this Agreement immediately upon written notice to the other Party upon any of the following events:

(a)	a Service Receiver or Service Provider committing a material breach of this Agreement, including, for the avoidance of doubt, (A) the failure to pay invoices within the period set out in this Agreement, to the extent such failure is not remedied within a grace period of thirty (30) Business Days of the date of a rectification notice thereof, or (B) the failure to comply with the Performance Standards in connection with the performance of any Service hereunder to the extent such failure is material and not remedied within a grace period of thirty (30) Business Days of the date of a rectification notice thereof; or

(b)	a Service Receiver’s or Service Provider’s bankruptcy, insolvency or administrative receivership.

Transitional Services Agreement

Exhibit 15(d)-6

2.5.4	Upon termination of this Agreement howsoever caused, any accrued Service Fees attributable to any Service performed prior to the date of such termination then unpaid by the relevant Service Receiver will be set forth on an invoice prepared and delivered to the relevant Service Receiver in accordance with this Agreement and, upon the relevant Service Receiver’s receipt of such invoice, will become due and payable within thirty (30) calendar days.

2.6	Licenses and Consents

2.6.1	Where the provision of any of the Services requires a license or consent from a third party, the relevant Service Provider shall use commercially reasonable efforts to procure that such a license or consent is granted and the relevant Service Receiver shall provide the relevant Service Provider with all reasonable assistance required in this regard.

2.6.2	If, despite the relevant Service Provider’s reasonable efforts, such license or consent is not granted or a granted license or consent has been withdrawn, then that Service Provider will procure that the relevant Service Receiver is immediately notified that such a license or consent has not been or is no longer granted. The Parties shall use reasonable commercial and technical efforts to establish alternative arrangements on reasonable commercial terms for the provision of that part of the Services to the relevant Service Receiver in accordance with this Agreement.

3.	Miscellaneous Provisions

3.1	Costs and Taxes

3.1.1	Except as otherwise provided for in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the preparation, negotiation and consummation of the matters contemplated under this Agreement, including any and all costs for its advisors, including any Taxes resulting from the execution and consummation of the matters contemplated except otherwise provided according to Section 3.1.2 to 3.1.4 of this Agreement.

3.1.2	Service Providers:

As an independent contractor, a Service Provider shall pay and report all Taxes and unemployment insurance applicable to respective Service Provider.

Transitional Services Agreement

Exhibit 15(d)-7

3.1.3	Service Receivers:

Any and all Taxes imposed by the laws of respective Service Receiver’s country on any payments made by Service Receiver to Service Provider under or in connection with this Agreement shall basically be paid by respective Service Receiver to the competent Tax authorities.

Service Receivers are entitled to deduct from all payments due under this Article any withholding Taxes required by the law in the respective Service Receiver’s Country or double Tax treaties between the country of respective Service Receiver’s legal seat (hereafter “Service Receiver’s Country”) and the respective Service Provider’s legal seat (hereafter “Service Provider’s Country”).

No deduction shall be made or a reduced amount shall be deducted if the Service Receiver is timely furnished by the Service Provider with certificates issued by competent Tax authorities or any other documents required for the application of a zero or reduced rate according to local Tax law or the respective Double Taxation Treaty. Any withheld Tax shall be treated as having been paid by the Service Receiver to the Service Provider for all purposes of this Agreement. The Service Receiver shall timely forward the Tax receipts certifying the payments of withholding tax on behalf of the Service Provider. If the Service Receiver missed to deduct withholding tax but is still required by Tax law to pay withholding tax on account of the Service Provider to the Tax authorities, the Service Provider shall assist the Service Receiver with regard to all procedures required in order to obtain reimbursement by Tax authorities or, in case Tax authorities will not reimburse withholding tax to the Service Receivers, the Service Provider will immediately refund the Tax amount. Any other Taxes on payment made by a Service Receiver to a Service Provider imposed by respective Service Provider’s Country shall be borne and paid by Service Provider.

3.1.4	VAT

The Service Fee is exclusive of any applicable VAT, sales tax or similar levies.

VAT invoices. To the extent that payments to be made under this Agreement are subject to VAT, the Parties shall issue valid VAT invoices in respect of such payments. Invoices shall conform to all relevant fiscal requirements and shall separately show the amount and rate of VAT.

VAT reliefs. Where regulations make provision for VAT exemptions or reliefs, the Parties shall make proper use of such exemptions or reliefs.

3.2	Notices

Any notice to be given under this Agreement shall be deemed sufficient if (i) in English and (ii) in writing signed by or on behalf of the Party giving it, provided that e-signature or signing by AdobeSign/DocuSign shall suffice, and (iii) and delivered by hand, by internationally recognized courier service, such as Federal Express, DHL or UPS or by portable document format (.pdf) copy transmitted via email to the following addresses of the Parties:

If to OSRAM GmbH:	OSRAM GmbH
Attn: [*]

Transitional Services Agreement

Exhibit 15(d)-8

with a copy to:	Wendelstein Rechtsanwälte PartGmbB
Attn: [*]

If to Purchaser:	Elmet Technologies LLC
1560 Lisbon St.
Lewiston, Maine 04240 USA
Attn. [*]

with a copy to:	Office of Corporate Counsel
280 Fore Street
Portland Maine 04101
Attn: [*]

or such other address as any of the Parties may notify to the other Parties in accordance with the above.

3.3	Confidentiality and Announcements

3.3.1	Each Party undertakes that it, and its Affiliates, shall not at any time disclose any confidential information disclosed by a Party to the other Party in connection with this Agreement and or in relation to matters relating to the transactions contemplated in this Agreement, including the content of this Agreement, such as information about a Party’s business, operations, customers or suppliers (“Confidential Information”), with the exception of information which:

(a)	was known to the relevant Party (or its Affiliates) at the time of this Agreement or becomes known to it without a breach of any confidentiality obligations;

(b)	was publicly known at the time of this Agreement or becomes publicly known without breach of any confidentiality obligations; or

(c)	was developed independently by the relevant Party (or its Affiliates), except as permitted according to Sections 3.3.2.

3.3.2	Each Party may disclose Confidential Information:

(a)	to Affiliates and any Person who need to know such information in connection with this Agreement (including subcontractors, external advisors, auditors, insurers, financing sources, lender banks and shared service providers), provided that the Party ensures that such Person and Affiliates comply with this Section 3.3 (Confidentiality and Announcements);

(b)	as may be required by law, regulations (including stock exchange regulations), a court or any Governmental Authority (including a stock exchange authority);

(c)	necessary in a proceeding brought by a Party in pursuit of its rights hereunder; and

(d)	if the other Party has given prior written approval to the disclosure.

Transitional Services Agreement

Exhibit 15(d)-9

3.3.3	No Party shall use Confidential Information for any purpose other than to exercise its rights or perform its obligations under or in connection with this Agreement.

3.4	Assignment, Set-Off

3.4.1	Neither Party may assign, transfer or encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party. However, either Party may, without the consent of the other Party, assign and transfer the same rights and obligations under this Agreement to its Affiliates or to a successor in business or an acquirer of all or a substantial part of the business (whether by way of a share deal, asset deal or otherwise) to which this Agreement pertains.

3.4.2	No Party shall be entitled to set-off against any claims of any Party under or in connection with this Agreement or exercise any right of retention.

3.5	Entire Agreement; Joint Drafting; Counterparts

3.5.1	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. The Parties jointly prepared this Agreement. It shall not be construed against any Party on the grounds that such Party drafted the relevant part.

3.5.2	This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by email in portable document format (.pdf)), each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

3.6	Amendments and Waivers

3.6.1	Any amendment to this Agreement (including this Section) shall not be valid unless made in writing and duly signed by all Parties (including by providing a scan of a handwritten signature).

3.6.2	The failure by a Party to insist on any provision of this Agreement shall not qualify as a waiver of a breach or as acceptance of any variation.

3.7	Data Protection

To the extent that the provision or receipt of any Services under this Agreement involves the Processing of personal data, each Party shall comply with Applicable Law relating to such Processing in connection with this Agreement, including, where applicable, requirements relating to transparency, lawful basis, security, confidentiality, international transfers and cooperation with competent supervisory authorities. The Parties shall reasonably cooperate in good faith to identify their respective roles under applicable data protection laws in relation to the relevant Services and to put in place, before any such Processing starts, any additional documentation, instructions, transfer mechanism or other measures required by Applicable Law for the lawful performance of those Services. Where a Service Provider Processes personal data on behalf of a Service Receiver, the Service Provider shall Process such personal data only on the documented instructions of the relevant Service Receiver, shall implement appropriate technical and organizational measures to protect such personal data, shall ensure that persons authorized to Process such personal data are bound by confidentiality obligations, and shall notify the relevant Service Receiver without undue delay after becoming aware of a personal data breach affecting such personal data.

Transitional Services Agreement

Exhibit 15(d)-10

3.8	Severability

If any part of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity of the rest of this Agreement. The relevant part shall be replaced by a provision, which the Parties consider, in good faith, to match as closely as possible the intended commercial result of the original provision. The same applies in case of a gap (Lücke).

3.9	Force Majeure

The Service Provider shall not be liable to the Service Receiver for any failure to fulfil its duties hereunder if and to the extent that such failure results from any circumstances beyond the reasonable control of the Service Provider, which shall include any act of God, pandemics, any act of war or civil or public disorder or any industrial action. In any such case, the Service Provider shall be relieved from any and all obligations and be entitled to terminate this Agreement for cause with immediate effect.

4.	GOVERNING LAW / PLACE OF JURISDICTION

4.1	Governing Law

This Agreement as well as any non-contractual obligations arising out of or in connection with it shall be subject to the laws of Austria excluding any conflict-of-laws rules. The United Nations’ Convention on Contracts for the International Sale of Goods (CISG) of 11 April 1980 shall not be applicable.

4.2	Place of Jurisdiction

4.2.1	If a dispute arises in connection with this Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and good faith, to settle such dispute. Upon request of a Party, a senior management representative of each Party shall participate in the negotiations. Each Party shall be entitled to terminate such negotiations by written notification to the respective other Party at any time.

4.2.2	To the extent not settled between the Parties pursuant to clause 4.2.1, any dispute, controversy or claim arising from or in connection with this Agreement including, without limitation, any question regarding its existence, validity, performance, breach, interpretation or termination shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the ICC) (the Rules) by three (3) arbitrators appointed in accordance with the Rules. The Expedited Procedure Provisions shall not apply.

4.2.3	The seat, or legal place, of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English, provided however, that the Parties shall be entitled to submit written evidence in other languages (in which case an English translation shall be provided by the Party submitting such written evidence).

4.2.4	The Parties shall keep confidential all ICC proceedings (including information received from any other Party during the course of preparation for such proceedings), any decision rendered at any ICC proceeding and any preceding, antecedent and subsequent discussions and correspondence unless the disclosure is required by applicable law or the information is disclosed to any Tax Authorities to the extent such disclosure is reasonably required for the purposes of the Tax affairs of any of the Parties.

4.2.5	In the event mandatory applicable law requires any matter arising from or in connection with this Agreement and its consummation, including disputes about its validity, to be decided upon by a court of law, the competent courts in and for Munich, Germany, shall have the exclusive jurisdiction thereupon.

Signatures on the next page

Transitional Services Agreement

Exhibit 15(d)-11

This Agreement is made on the date written on the cover Page.

OSRAM GmbH:

Name:	Name:
Function:	Function:

Elmet Technologies LLC

Name:	Name:
Function:	Function:

Transitional Services Agreement

Annex A

Annex A provides an overview as to which kind of Services are to be provided by which Service Provider to which Service Recipient for which duration at which estimated Fees under this Agreement.

Transitional Services Agreement

A-1